Exhibit 4.1

EXECUTION VERSION

TRINSEO MATERIALS OPERATING S.C.A.

and

TRINSEO MATERIALS FINANCE, INC.

and

THE BANK OF NEW YORK MELLON
as Trustee

5.375% Notes due 2025

INDENTURE

Dated as of August 29, 2017

SECTION 7.10.	Eligibility; Disqualification	99
SECTION 7.11.	Preferential Collection of Claims Against the Issuers	99
SECTION 7.12.	FATCA Withholding	99
SECTION 7.13.	Trustee’s Application for Instruction from the Issuers	99

	ARTICLE VIII

	LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1.	Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance	100
SECTION 8.2.	Legal Defeasance and Discharge	100
SECTION 8.3.	Covenant Defeasance	100
SECTION 8.4.	Conditions to Legal or Covenant Defeasance	101
SECTION 8.5.	Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions	102
SECTION 8.6.	Repayment to the Issuers	102
SECTION 8.7.	Reinstatement	102

	ARTICLE IX

	AMENDMENTS

SECTION 9.1.	Without Consent of Holders	103
SECTION 9.2.	With Consent of Holders	104
SECTION 9.3.	[Reserved]	105
SECTION 9.4.	Revocation and Effect of Consents and Waivers	105
SECTION 9.5.	Notation on or Exchange of Notes	105
SECTION 9.6.	Trustee to Sign Amendments	105

	ARTICLE X

	GUARANTEE

SECTION 10.1.	Guarantee	105
SECTION 10.2.	Limitation on Liability; Termination, Release and Discharge	107
SECTION 10.3.	Right of Contribution	108
SECTION 10.4.	No Subrogation	108
SECTION 10.5.	Execution of Supplemental Indenture for Future Guarantors	108

	ARTICLE XI

	SATISFACTION AND DISCHARGE

SECTION 11.1.	Satisfaction and Discharge	109
SECTION 11.2.	Application of Trust Money	109

	ARTICLE XII

	[RESERVED]

	ARTICLE XIII

	MISCELLANEOUS

SECTION 13.1.	[Reserved]	110

SCHEDULE I	Foreign Guarantee Limitations

EXHIBIT A	Form of Global Restricted Note
EXHIBIT B	Form of Supplemental Indenture

v

INDENTURE dated as of August 29, 2017, among TRINSEO MATERIALS OPERATING S.C.A., a partnership limited by shares (société en commandite par actions) organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 46A, avenue John F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, and registered in the Luxembourg Trade and Companies Register under number B153586 (the “Company”) and TRINSEO MATERIALS FINANCE, INC., a Delaware corporation (“Trinseo Finance” and, together with the Company, the “Issuers”), the Guarantors (as defined herein) from time to time party hereto and THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have duly authorized the execution and delivery of this Indenture to provide for the issuance of their $500.0 million aggregate principal amount of 5.375% Senior Notes due 2025, issued on the date hereof (the “Initial Notes”) (the Initial Notes and any Additional Notes are collectively referred to as the “Notes”)

WHEREAS, the Issuers have duly authorized the execution and delivery of this Indenture; and

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuers and authenticated and delivered hereunder, the valid obligations of the Issuers and (ii) to make this Indenture a valid agreement of the Issuers have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1.                            Definitions.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (2) assumed in connection with the acquisition of assets from such Person or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary; provided that Acquired Indebtedness shall not include Indebtedness Incurred in connection with or in contemplation of the transactions or series of related transactions pursuant to which such Person became a Restricted Subsidiary.  Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” means:

(1)                                 any property or assets (other than Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2)                                 the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)                                 Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.1 and 3.2 hereof, as part of the same series as a series of the Initial Notes.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“AI” means an “accredited investor” as described in Rule 501(a)(4) under the Securities Act.

“Applicable Premium” means with respect to a Note the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a)                                 the present value at such redemption date of (i) the redemption price of such Note at September  1, 2020 (such redemption price (expressed in percentage of principal amount) being set forth in the table under Section 5.7(b) (excluding accrued but unpaid interest)) plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points; over

(b)                                 the then outstanding principal amount of such Note at such redemption date;

in each case, as calculated by the Issuers or on behalf of the Issuers  by such Person as the Issuers  shall designate; provided, that such calculation shall not be the duty or obligation of the Trustee.

“Asset Disposition” means:

(a)                                 the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company(other than Capital Stock of the Company) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b)                                 the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 3.2 hereof or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1)                                 a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2)                                 a disposition of cash, Cash Equivalents or Investment Grade Securities;

(3)                                 a disposition of inventory or other assets in the ordinary course of business;

(4)                                 a disposition of obsolete, damaged, surplus or worn out equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or  useful in  the business of the Company and its Restricted Subsidiaries, whether now or hereafter owned or leased or acquired in connection with an acquisition;

(5)                                 transactions permitted under Section 4.1(a) hereof or a transaction that constitutes a Change of Control;

(6)                                 an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of such Restricted Subsidiary;

(7)                                 any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than $20.0 million;

(8)                                 any Restricted Payment that is permitted to be made, and is made, under Section 3.3 and the making of any Permitted Payment or Permitted Investment;

(9)                                 the granting of a Lien that is permitted under Section 3.6;

(10)                          dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(11)                          (i) the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, assignments, leases or subleases of any real or personal property, in each case, in the ordinary course of business or pursuant to a research or development agreement in which the counterparty to such agreement receives a license intellectual property or software that result from such agreement and (ii) the exercise of termination rights with respect to any license, sub-license, assignment, leases, sublease or other agreement;

(12)                          foreclosure, condemnation, expropriation or any similar action with respect to any property or other assets or the granting of Liens not prohibited under this Indenture;

(13)                          the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of inventory, accounts receivable or notes receivable arising in the ordinary course of business or with the collection or compromise thereof, or the conversion or exchange of accounts receivable for notes receivable;

(14)                          any issuance, disposition or sale of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(15)                          any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(16)                          to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(17)                          any disposition of Securitization Assets, or participations therein, in connection with any Qualified Securitization Financing, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(18)                          any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations, permitted by this Indenture;

(19)                          any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other litigation claims of any kind;

(20)                          dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(21)                          the unwinding of any Cash Management Services or Hedging Obligations;

(22)                          sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(23)                          the abandonment of intellectual property rights (including allowing any registrations or any applications for registrations of any intellectual property rights to lapse) in the ordinary course of business or which in the reasonable good faith determination of the Issuers are not material to the conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole, and the abandonment of intellectual property rights which are no longer economically practicable or commercially reasonable to maintain; or

(24)                          dispositions of non-core assets acquired in connection with any acquisition or any other acquisition or Investment permitted by this Indenture within 180 days thereof; provided, that the aggregate amount of such dispositions shall not exceed 25% of the fair market value of the acquired entity or business.

“Associate” means (i) any Person of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary of the Company.

“Bankruptcy Law” means Title 11 of the United States Code or similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means (1) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function.  Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary (or equivalent) of a Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or Place of Payment are authorized or required by law, regulation or executive order to close.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP.  The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP.

“Cash Equivalents” means any of the following types of Investments:

(1)                                 (a) United States Dollars, pounds, sterling, Canadian dollars, Euros; or (b) any other  currency held by the Company and the Restricted Subsidiaries from time to time in the ordinary course of business;

(2)                                 readily marketable obligations  issued or directly and fully Guaranteed or insured by the United States or Canadian governments, or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than 24 months  from the date of acquisition;

(3)                                 certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits or bankers’ acceptances issued by any (i) lender or (ii) (a) commercial  bank or trust company bank that is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking Subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia and is a member of the Federal Reserve System, and (b) has combined capital and surplus in excess of $100 million (any such in the foregoing clauses (i) and (ii) being an “Approved Bank”), in each case with maturities not exceeding 24 months from the date of acquisition thereof;

(4)                                 repurchase obligations for underlying securities of the types described in clauses (2) and (3) entered into with any  Approved Bank;

(5)                                 commercial paper and variable or fixed rate notes rated at the time of acquisition thereof at least “A-2” (or the equivalent thereof by S&P) or “P-2” (or the equivalent thereof by Moody’s) or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization (if both of the two named rating agencies cease publishing ratings of investments) or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within 24 months  after the date of acquisition thereof;

(6)                                 readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America, any province of Canada  or other foreign government or any political subdivision or taxing authority thereof, in each case, having an investment grade rating from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than 24 months from the date of acquisition;

(7)                                 bills of exchange issued in the United States or Canada  eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(8)                                 Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(9)                                 for purposes of clause (2) of the definition of “Asset Disposition,” the marketable securities portfolio owned by the Company and its Restricted Subsidiaries on the Issue Date;

(10)                          Investments, classified in accordance with GAAP as current assets, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $100 million, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (1) through (9) of this definition;

(11)                          instruments equivalent to those referred to in clauses (1) through (10) above denominated in Euros or any other currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(12)                          any interest in any investment funds investing at least 90% of their assets in instruments of the type specified in clauses (1) through (11) above;

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, credit card processing or credit or debit card, purchase card, foreign exchange facilities, deposit and other accounts and merchant services.

“Change of Control” means:

(1)                                 the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company unless the Permitted Holders have, at such time, the right or ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of the Company; or

(2)                                 the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to a Person, other than a Restricted Subsidiary or one or more Permitted Holders.

“Clearstream” means Clearstream Banking, societe anonyme or any successor securities clearing agency.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed to it in the introductory paragraph of this Indenture and shall include any successor.

“Consolidated EBITDA” means, for any period Consolidated Net Income for such period, plus:

(1)                                 without duplication, the following amounts (in each case, except with respect to clauses (g) and (j) below, to the extent deducted (and not added back) in arriving at such Consolidated Net Income for such period) for such period with respect to the Company and its Restricted Subsidiaries: plus

(a)                                 total interest expense determined in accordance with GAAP and to the extent not reflected in such total interest expense, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed);

(b)                                 provision for taxes based on income, profits or capital gains of the Company and the Restricted Subsidiaries, including, without limitation, federal, state, local, provincial, franchise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations;

(c)                                  depreciation and amortization;

(d)                                 earn-out and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with acquisitions;

(e)                                  the amount of any minority interest expense consisting of Restricted Subsidiary income attributable to minority interests of third parties in any non-wholly owned Restricted Subsidiary;

(f)                                   any costs or expenses incurred  pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or Net Cash Proceeds of an issuance of Capital Stock of the Company (other than Disqualified Stock);

(g)                                  cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (2) below for any previous period and not added back;

(h)                                 non-cash expenses, charges and losses (including impairment charges or asset write-offs, losses from investments recorded using the equity method, stock-based awards compensation expense), in each case other than (A) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period and (B) any non-cash charge relating to write-offs, write-downs or reserves with respect to accounts receivable in the normal course or inventory; provided that if any non-cash charges referred to in this clause (h) represent an accrual or reserve for potential cash items in any future period, (1) the Company may elect not to add back such non-cash charge in the current period and (2) to the extent the Company elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid;

(i) any net loss from disposed, abandoned or discontinued operations (excluding held-for-sale discontinued operations until actually disposed of);

(j) the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by the Company in good faith to be realized in connection with Specified Transactions (or any other business combination, acquisition (including for the avoidance of doubt acquisitions occurring prior to the Issue Date) or disposition), any restructuring, any cost savings initiative, and any other similar initiative and action (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable and factually supportable, in the good faith judgment of the Company, to result from actions that have been taken or with respect to which substantial steps are expected to be taken within 18 months after the applicable Specified Transactions, business combination, acquisition or disposition is consummated or the applicable restructuring, cost savings initiative, or other similar initiative or action and (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (j) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period;

(k) proceeds of business interruption insurance;

(2) without duplication and to the extent included in arriving at such Consolidated Net Income, (i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period), (ii) any net gain from disposed, abandoned or discontinued operations (excluding held-for-sale discontinued operations until actually disposed of) and (iii) the amount of any minority interest income consisting of Restricted Subsidiary losses attributable to minority interests of third parties in any non-wholly owned Restricted Subsidiary; provided that, for the avoidance of doubt, any gain representing the reversal of any non-cash charge referred to in clause (1)(h)(B) that reduced Consolidated EBITDA above for a prior period shall be added (together with, without duplication, any amounts received in respect thereof to the extent not increasing Consolidated Net Income) to Consolidated EBITDA in any subsequent period to such extent so reversed (or received);

provided that:

(a) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain (i) resulting from swap contracts for currency exchange risk and (ii) resulting from intercompany indebtedness),

(b)                                 to the extent included in  Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of FASB Codification 815 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations, and

(c) there shall be excluded in determining Consolidated EBITDA for any period the effects of Net Raw Material Timing.

Notwithstanding anything else in the definition of Consolidated EBITDA or the definitions used therein, the realized gain or loss of any currency derivatives that are entered into for the express purpose of reducing the variability of the Company’s non-Dollar denominated Consolidated EBITDA will be included in the calculation of Consolidated EBITDA.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)                                 consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) interest with respect to Indebtedness of any Parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP; plus

(2)                                 consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)                                 interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, provided, however, that, without duplication,

(1) (i) any after-tax effect of non-recurring, unusual or extraordinary items (including gains or losses and all fees and expenses relating thereto) for such period shall be excluded and (ii) duplicative running costs, severance, relocation costs or expenses, Transaction Expenses, integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, costs incurred in connection with any non-recurring strategic initiatives, costs incurred in connection with acquisitions and non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), project start-up costs and restructuring charges or reserves (including restructuring costs related to acquisitions and to closure/ consolidation of facilities, retention charges, systems establishment costs and excess pension charges) and related expenses for such period shall, in each case, be excluded;

(2) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income shall be excluded;

(3) any fees and expenses incurred during such period (including, without limitation, any premiums, make-whole or penalty payments), or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated on or prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case for any such fee, expense, charge or cost whether or not successful (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460) shall be excluded;

(4) accruals and reserves that are established or adjusted within 18 months after the Issue Date that are so required to be established as a result of the Transactions (or within 18 months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(5) any net after-tax gains or losses on abandoned, disposed of or discontinued operations shall be excluded;

(6) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person in each case other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded;

(7) the net income (loss) for such period of any Person that is not a Subsidiary of the Company, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to the Company or a Restricted Subsidiary thereof in respect of such period or a prior period;

(8) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(9) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs or any other equity-based compensation shall be excluded;

(10) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition, or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture, to the extent actually reimbursed or with respect to which the Company has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period of any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(11) to the extent covered by insurance and actually reimbursed or with respect to which the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(12) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 712 and 715, Statement on Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature, shall be excluded;

(13) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged into, amalgamated or consolidated with the Company or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Company or any of its Restricted Subsidiaries shall be excluded (except to the extent required for any calculation of Consolidated EBITDA with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio”);

(14) any non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under swap contracts or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133 shall be excluded;

(15) any net after-tax effect of income (or loss) from the early extinguishment, write-off, forgiveness or cancellation of indebtedness or swap contracts or other derivative instruments, and all deferred financing costs written off and premiums paid or other expenses incurred directly in connection therewith, shall be excluded; and

(16)                          solely for the purpose of determining the amount available for Restricted Payments under Section 3.3(a)(iii)(A) hereof, the income of any Restricted Subsidiary  of the Company that is not a Guarantor to the extent that the declaration or payment of dividends or  similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of  its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary(which has not been waived) shall be excluded, except (solely to the extent permitted to be paid) to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries that are Guarantors by such Person during such period in accordance with such documents and regulations.

There shall be excluded from Consolidated Net Income for any period the acquisition accounting effects  of adjustments in component amounts required or permitted by GAAP (including in the inventory, property and equipment, fair value of leased property, software, goodwill, intangible assets, in-process research and development, deferred revenue, deferred rent, contingent considerations and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to or after the Issue Date, any acquisitions permitted by this Indenture or other Investments,  or the amortization or write-off of any amounts thereof.

Notwithstanding the foregoing, for the purpose of Section 3.3(a) hereof only (other than Section 3.3(a)(iii)(D) and Section 3.3(a)(iii)(E) hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 3.3(a) pursuant to Section 3.3(a)(iii)(D) and Section 3.3(a)(iii)(E) hereof.

“Consolidated Secured Net Debt” means, as of any date of determination, (1) any Indebtedness described in clause (a) of the definition of “Consolidated Total Net Debt” outstanding on such date that is secured by a Lien on the assets of the Company and its Restricted Subsidiaries (other than any Indebtedness of a Restricted Subsidiary which is not a Guarantor or Trinseo Finance which is not secured by any assets of an Issuer or any Guarantor) minus (2) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) that would be reflected on a balance sheet of the Company and its Restricted Subsidiaries as of such date; provided that Consolidated Secured Net Debt shall not include Indebtedness in respect of (i) letters of credit, except to the extent of unreimbursed amounts thereunder (provided that any unreimbursed amount under commercial letters of credit shall not be included as Consolidated Total Net Debt until three (3) Business Days after such amount is drawn), (ii) Unrestricted Subsidiaries and (iii) any Qualified Securitization Financing; it being understood, for the avoidance of doubt, that Hedging Obligations permitted under Section 3.2(b)(7) do not constitute Consolidated Secured Net Debt.

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Secured Net Debt as of the last day of any Test Period to (y) the aggregate amount of Consolidated EBITDA for such Test Period, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Taxes” means, if and for so long as the Company is a member of a group filing a consolidated or combined tax return with any common parent of such group, any Taxes measured by income for which such common parent is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Company and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

“Consolidated Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition accounting in connection with any acquisition or any other acquisition constituting an Investment permitted under this Indenture), consisting of Indebtedness for borrowed money, Capitalized Lease Obligations, and debt obligations evidenced by promissory notes or similar instruments (with Indebtedness in respect of any revolving credit facility under the Credit Agreement being calculated based on the daily average outstanding amount of loans under such revolving credit facility during the four-quarter fiscal period of the Company most recently ended as of such date), minus (b) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) that would be reflected on a balance sheet of the Company and its Restricted Subsidiaries as of such date; provided that Consolidated Total Net Debt shall not include Indebtedness in respect of (i) letters of credit, except to the extent of unreimbursed amounts thereunder (provided that any unreimbursed amount under commercial letters of credit shall not be included as Consolidated Total Net Debt until three (3) Business Days after such amount is drawn), (ii) Unrestricted Subsidiaries and (iii) any Qualified Securitization Financing; it being understood, for the avoidance of doubt, that Hedging Obligations permitted under Section 3.2(b)(7) do not constitute Consolidated Total Net Debt.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Net Debt as of the last day of any Test Period to (y) the aggregate amount of Consolidated EBITDA for such Test Period, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)                                 to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)                                 to advance or supply funds:

(a)                                 for the purchase or payment of any such primary obligation; or

(b)                                 to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)                                 to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of the execution of this Indenture is located at the address specified in Section 13.2 hereof, or such other address as the Trustee may designate from time to time by notice to the Issuers, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Issuers).

“Covenant Suspension” means, during any period of time following the issuance of the Notes, that (i) the Notes have achieved Investment Grade Status and (ii) no Default or Event of Default has occurred and is continuing under this Indenture.

“Credit Agreement” means the credit agreement to be entered into on or around September 6, 2017 by and among the Company as the Lead Borrower, Trinseo Holding S.à r.l., Trinseo Materials S.à r.l., as Intermediate Holdings, Trinseo Finance, as the Co-Borrower, certain of Trinseo Materials S.à r.l.’s Subsidiaries identified therein, the senior lenders (as named therein) and Deutsche Bank AG New York Branch, as the administrative agent for the lenders, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder), in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including, without limitation, the Credit Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes, any letters of credit and reimbursement obligations issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents).  Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Notes” means certificated Notes.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration.  A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 3.5 hereof.

“Designated Preferred Stock” means, with respect to the Company, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 3.3(a)(iii)(B) hereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction.  A member of the Board of Directors of the Company shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)                                 matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)                                 is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (however defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 3.3 hereof; provided, however, that if such Capital Stock is issued to any plan for the benefit of current, former or future employees, directors, officers, members of management or consultants of the Company or its Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, member’s of management or consultant’s death or disability.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“Dollar” or “$” means the lawful money of the United States of America.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. Dollars, at any time of determination thereof by the Company, the amount of U.S. Dollars obtained by converting such currency other than U.S. Dollars involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. dollars with the applicable currency other than U.S. Dollars as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Board of Directors or senior management of the Company) on the date of such determination.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Offering” means (x) any public or private sale of Capital Stock of the Company (other than Disqualified Stock) other than offerings registered on Form S-4 or S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or (y) the sale of Capital Stock or other securities of any Parent.

“Euroclear” means Euroclear Bank SA/NV or any successor securities clearing agency.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“Existing 2022 Notes” means the Issuers’ 6.375% Senior Notes due 2022 and 6.750% Senior Notes due 2022.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for any Test Period to the Fixed Charges of such Person for such Test Period.  In the event that the Company or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the Test Period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of such Test Period (and for the purposes of the numerator of the Consolidated Total Net Leverage Ratio and the Consolidated Secured Net Leverage Ratio, as if the same had occurred on the last day of the applicable Test Period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness Incurred on such determination date pursuant to Section 3.2(b) (other than Indebtedness incurred pursuant to Sections 3.2(b)(1)(ii) and 3.2(b)(6) thereof).

For purposes of making the computation referred to above, any Specified Transaction that has been made by the Company or any of its Restricted Subsidiaries, during the  applicable Test Period or subsequent to such Test Period  and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of such Test Period.  If since the beginning of such Test Period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such Test Period  shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Test Period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of such Test Period.

For purposes of this definition, whenever pro forma effect is to be given to any Specified Transaction (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, synergies and operating expense reductions resulting from or related to any such Specified Transaction (including the Transactions) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than 18 months after the date of any such Specified Transaction (in each case as though such cost savings and synergies had been realized on the first day of the applicable period and as if such cost savings and synergies were realized for the entirety of such period). For the purposes of this Indenture, “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken, or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such period from such actions.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire applicable Test Period (taking into account any Hedging Obligations applicable to such Indebtedness).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable Test Period except as set forth in the first paragraph of this definition.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)                                 Consolidated Interest Expense of such Person for such period;

(2)                                 all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period; and

(3)                                 all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Subsidiary of such Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder.  Except as otherwise set forth in this Indenture, all ratios and calculations based on GAAP contained in this Indenture shall be computed in accordance with GAAP.  At any time after the Issue Date, the Company may elect to (i) establish that GAAP shall mean GAAP as in effect on or prior to the date of such election; provided that any such election, once made, shall be irrevocable.  At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election made pursuant to clause (i) or (ii) above, once made, shall be irrevocable; provided, further, that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further again, that the Company may only make such election if it also elects to report any subsequent financial reports required to be made by the Company, including pursuant to Section 13 or Section 15(d) of the Exchange Act and Section 3.10 hereof, in IFRS.  The Issuers shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.

“German Insolvency Event” means (i) that an entity organized in the Federal Republic of Germany is unable to pay its debts as they fall due within the meaning of Section 17 (Zahlungsunfähigkeit) of the German Insolvency Code (Insolvenzordnung), or (ii) an entity organized in the Federal Republic of Germany is overindebted within the meaning of Section 19 (“Überschuldung”) of the German Insolvency Code (Insolvenzordnung).  In addition, “German Insolvency Event” will include, for any entity organized in the Federal Republic of Germany, a petition for insolvency proceedings in respect of the assets ((Antrag auf Eröffnung eines Insolvenzverfahens) of the respective entity organized in the Federal Republic of Germany is filed and has not been rejected on the grounds of inadmissibility unless such filing is frivolous or without any merit.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)                                 to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise);

(2)                                 entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case, in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition or disposition of assets permitted under this Indenture (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Restricted Subsidiary that Guarantees the Notes in accordance with this Indenture, until such Note Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer, modification or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the nominee of DTC.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary that (i) has not guaranteed any other Indebtedness of the Issuers or any Guarantor and (ii) has Total Assets together with all other Immaterial Subsidiaries (as determined in accordance with GAAP) and gross revenues of less than 5.0% of the Company’s Total Assets and gross revenues  (measured, in the case of Total Assets at the end of the most recent  Test Period and, in the case of gross revenues, for the most recent Test Period, in each case measured on a pro forma basis giving effect to any acquisitions or depositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary).

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)                                 the principal of indebtedness of such Person for borrowed money;

(2)                                 the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)                                 all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)                                 the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto (except (i) trade accounts and accrued expenses in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid within thirty (30) days after becoming due and payable or (iii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(5)                                 Capitalized Lease Obligations of such Person;

(6)                                 the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)                                 the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the aggregate unpaid amount of such Indebtedness of such other Persons;

(8)                                 Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)                                 to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

if and to the extent that any of the foregoing (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (7) above) would appear as a liability upon a balance sheet (excluding any notes thereto) of such Person, prepared in accordance with GAAP.

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to or after the Issue Date or in the ordinary course of business.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)                              Contingent Obligations Incurred in the ordinary course of business;

(ii)                               Cash Management Services; or

(iii)                               for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Initial Notes” has the meaning ascribed to it in the first recital to this Indenture.

“Initial Public Offering” means the initial public offering of 11,500,000 shares of ordinary shares of Trinseo S.A. pursuant to the prospectus dated June 11, 2014.

“Initial Purchasers” means Deutsche Bank Securities Inc., Barclays Capital Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Goldman Sachs & Co. LLC, Scotia Capital (USA) Inc., BNP Paribas Securities Corp., Mizuho Securities USA, Morgan Stanley & Co. LLC and SMBC Nikko Securities America, Inc.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment.  If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Section 3.3 hereof:

(1)                                 “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)                                 any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

The amount of any Investment outstanding at any time shall be the original cost of such Investment (with the fair market value of such Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value) as reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount (including in respect of dispositions) received in cash or Cash Equivalents by a Company or a Restricted Subsidiary in respect of such Investment; provided that the aggregate amount of such dividend, distribution, interest payment, return of capital, repayment or other amount shall not exceed the original amount of such Investment.

“Investment Grade Securities” means:

(1)                                 securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)                                 securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)                                 debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(4)                                 investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive both of the following:

(1)                                 a rating of “BBB-” or higher from S&P; and

(2)                                 a rating of “Baa3” or higher from Moody’s;

or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization.

“Issue Date” means August 29, 2017.

“Issuers” has the meaning ascribed to it in the introductory paragraph of this Indenture.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Acquisition” means any acquisition or similar Investment whose consummation is not conditioned on the availability of, or on obtaining, financing.

“Limited Condition Transaction” means (i) any Limited Condition Acquisition and/or (ii) any redemption or repayment of Indebtedness requiring irrevocable notice in advance of such redemption or repayment.

“Luxembourg Insolvency Event” means, in relation to any entity incorporated and located in Luxembourg or any of its assets, any corporate action, legal proceedings or other procedure or step in relation to bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary:

(1)                                 (a) in respect of travel, entertainment or moving related expenses or other similar expenses or payroll advances Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Company, its Subsidiaries or any Parent;

(2)                                 in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or office; or

(3)                                 not exceeding $10.0 million in the aggregate outstanding at any time.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)                                 all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses, including payments made in order to obtain a necessary consent or required by applicable law, brokerage and sales commissions and all Taxes paid, reasonably estimated  to be actually payable or  accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Issuers and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)                                 all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)                                 all distributions and other payments required to be made to minority interest holders (other than any Parent, the Company or any of their respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition;

(4)                                 the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid, reasonably estimated to be actually paid or payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Issuers and after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Raw Material Timing” means an adjustment (positive or negative) to Consolidated EBITDA equal to the difference of (a) Consolidated EBITDA as determined in accordance with the “first-in-first-out” method of accounting minus (b) Consolidated EBITDA as determined in accordance with the “replacement cost” method of accounting, computed by adjusting cost of sales to reflect the cost of raw material prices during the applicable period; plus (c) an amount (positive or negative) equal to the difference in revenue between the current contractual price and the current period price.

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note Documents” means the Notes (including Additional Notes), the Note Guarantees and this Indenture.

“Note Guarantee” means the Guarantee by a Guarantor of the Issuers’ Obligations in respect of the Notes and this Indenture.

“Notes” has the meaning ascribed to it in the first recital to this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Offering” means the offering of the Notes.

“Offering Memorandum” means the final offering memorandum, dated August 15, 2017, relating to the offering by the Issuers of $500 million aggregate principal amount of 5.375% Senior Notes due 2025, and any future offering memorandum relating to Additional Notes.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, Chief Operating Officer, any Vice President, the Treasurer, any Managing Director, the Secretary, or any individual designated as a “permanent representative” (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” or any manager/director or duly authorised signatory for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who shall be acceptable to the Trustee.  The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Parent” means any Person of which the Company at any time is or becomes a Subsidiary after the Issue Date and any holding companies established by any Permitted Holder for purposes of holding its investment in any Parent.

“Parent Expenses” means:

(1)                                 costs (including all professional fees and expenses) Incurred by any Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, and listing fees and other costs and expenses of a Parent of the Company attributable to being a publicly traded company which are reasonable and customary;

(2)                                 customary indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Company and its Subsidiaries;

(3)                                 obligations of any Parent in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(4)                                 general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent related to the ownership or operation of the business of the Company or any of its Restricted Subsidiaries; and

(5)                                 expenses Incurred by any Parent in connection with any public offering or other sale of Capital Stock or Indebtedness:

(a)                                 where the net proceeds of such offering or sale are intended to be received by or contributed to the Company or a Restricted Subsidiary,

(b)                                 in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or

(c)                                  otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Indebtedness” means Indebtedness (x) of the Company which ranks equally in right of payment to the Notes or (y) of any Guarantor if such Indebtedness ranks equally in right of payment to the Note Guarantees.

“Paying Agent” means any Person authorized by the Issuers to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuers, including the Principal Paying Agent.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash and Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 3.5 hereof.

“Permitted Holders” means, collectively, (1) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture, (2) Senior Management, (3) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company, acting in such capacity, and (4) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Senior Management has beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its Parents held by such group.

“Permitted Investment” means (in each case, by the Company or any of its Restricted Subsidiaries):

(1)                                 Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)                                 (a) any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (2) not to exceed the greater of (i) $50.0 million and (ii) 2.0% of Total Assets (with the amount of Total Assets being measured at the time such Investment is made) and (b) Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3)                                 Investments in cash, Cash Equivalents or Investment Grade Securities;

(4)                                 Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

(5)                                 Investments (i) in payroll, travel, entertainment expenses, moving expenses and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or (ii) to fund such Person’s purchase of Capital Stock of the Company or any of its Parents;

(6)                                 Management Advances;

(7)                                 Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)                                 Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;

(9)                                 Investments existing or pursuant to agreements or arrangements in effect on the Issue Date or made pursuant to binding commitments in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment or binding commitment may not be increased except (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(10)                          Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 3.2 hereof;

(11)                          pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3.6 hereof;

(12)                          any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent as consideration;

(13)                          any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 3.8(b) hereof (except those described in Sections 3.8(b)(1), (3), (6), (8), (9), (12) and (14));

(14)                          Investments consisting of purchases and acquisitions of assets, services, inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Indenture;

(15)                          (i) Guarantees not prohibited by Section 3.2 hereof and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations incurred by the Company or any of its Restricted Subsidiaries that are permitted by this Indenture;

(16)                          Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(17)                          Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into the Company or merged into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(18)                          Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(19)                          contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;

(20)                          Investments in joint ventures and similar activities and Unrestricted Subsidiaries; provided that (i) after giving effect to such contribution, transfer or sale (in a single transaction or any series of related transactions) on a pro forma basis, the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be (1) not lower than immediately prior to such transaction, or (2) equal to or greater than 2.25:1.00; and (ii) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent, or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Investment, in good faith by the Board of Directors of the Company), of the assets subject to such contribution, transfer or sale; and

(21)                          additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the greater of $120.0 million and 5.0% of Total Assets (with the amount of Total Assets being measured at the time such Investment is made) at any time outstanding  plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of Section 3.3 of any amounts applied pursuant to Section 3.3(a)(iii)); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (2) above and shall not be included as having been made pursuant to this clause (21);

(22)                          any Investment by the Company or a Subsidiary of the Company in (x) a Securitization Entity or (y) any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangement governing such Qualified Securitization Financing or any related Indebtedness; provided that such Investment is in the form of a Purchase Money Obligation, contribution of additional Securitization Assets or equity interests;

(23) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries and Investments consisting of extensions of credit in the nature of accounts receivable or notes arising from the grant of trade credit in the ordinary course of business;

(24) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with industry practice;

(25) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Disposition made under Section 3.5 hereof or any other disposition of assets not constituting an Asset Disposition;

(26) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business; and

(27)                          Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1)                                 Liens on  assets or property of a Restricted Subsidiary that is neither a Guarantor nor Trinseo Finance securing Indebtedness of any Restricted Subsidiary that is neither  a Guarantor nor Trinseo Finance;

(2)                                 pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, health, disability or employee benefits or other social security laws or similar legislation, part-time worker arrangements in accordance with the German Old Age Employees Part Time Act (Altersteilzeitgesetz) or pursuant to section 7d of book IV of German Social Act (Sozialgesetzbuch) or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties (including Liens in favor of revenue authorities) or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business or industry practice;

(3)                                 Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s, construction contractors’ or other like Liens, in each case for (i) sums not yet overdue for a period of more than 60 days, (ii) sum, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or (ii) sums that are bonded or being contested in good faith by appropriate proceedings;

(4)                                 Liens for taxes, assessments or other governmental charges not yet delinquent for more than 60 days or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof or the relevant accounting principles in the relevant local jurisdiction;

(5)                                 encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes, entitlements, other land use regulations or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of their properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(6)                                 Liens (a) on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under this Indenture; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness incurred under Section 3.2(b)(9)(iii) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts,  (iii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iv) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not to secure any Indebtedness;

(7)                                 leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(8)                                 Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as (a) any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated, (b) the period within which such proceedings may be initiated has not expired or (c) no more than 60 days have passed after (i) such judgment, decree, order or award has become final or (ii) such period within which such proceedings may be initiated has expired;

(9)                                 Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings;

(10)                          Liens existing, or provided for under binding contracts existing, on the Issue Date, excluding Liens securing the Credit Agreement and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than after-

acquired property that is affixed or incorporated into the property covered by such Lien proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted under Section 3.2;

(11)                          Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock and after-acquired property) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(12)                          Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;

(13)                          Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after acquired property) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(14)                          (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(15)                          any encumbrance or restriction (including put and call arrangements,  tag, drag, rights of first refusal and similar rights) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(16)                          Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(17)                          Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18)                          Liens securing Indebtedness permitted to be Incurred under Credit Facilities, including any letter of credit facility and any other obligations relating thereto, that was permitted by the terms of this Indenture to be Incurred pursuant to Section 3.2(b)(1);

(19)                          Liens to secure obligations in respect of any Indebtedness permitted by Section 3.2(b)(8);

(20)                          Liens to secure Indebtedness of any Non-Guarantors permitted by Section 3.2(b)(12) covering only the assets of such Non-Guarantor Subsidiary;

(21)                          Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(22)                          any security granted over the marketable securities portfolio described in clause (9) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(23)                          Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24)                          Liens arising by operation of law or contract on insurance policies or self-insurance arrangements and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(25)                          Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(26)                          Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under Section 3.5, in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(27)                          Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed the greater of (a) $60.0 million and (b) 2.0% of Total Assets (in each case determined as of the date of incurrence) at any one time outstanding;

(28)                          Liens incurred to secure obligations in respect of any Indebtedness permitted to be Incurred pursuant to Section 3.2; provided that, with respect to liens securing obligations permitted under this clause, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated Secured Net Leverage Ratio would be no greater than 2.00 to 1.00;

(29)                          Liens on Securitization Assets and other Liens customarily granted in connection with a Securitization Facility or Liens over bank accounts of the Company or any of its Restricted Subsidiaries, so long as such bank accounts do not receive or hold funds of the Company or any of its Restricted Subsidiaries, in each case in connection with a Qualified Securitization Financing;

(30) deposits of cash with the owner or lessor of premises leased and operated by the Company or any of its Restricted Subsidiaries to secure the performance of the Company’s or such Restricted Subsidiary’s obligations under the terms of the lease for such premises;

(31) Liens arising in the ordinary course of business to secure accounts payable or similar trade obligations not constituting Indebtedness;

(32) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business; and

(33) Liens arising from any liability as a result of (i) (the establishment of) a fiscal unity (fiscal eenheid) for Dutch corporate income tax or value added tax of which a Guarantor is a member and (ii) a declaration of joint and several liability as referred to in Section 2:403 of the Dutch Civil Code (and any residual liability under such declaration, as referred to in Section 2:404 (2) of the Dutch Civil Code).

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Place of Payment” means the place or places where the principal of (and premium, if any) and interest on the Notes are payable as specified in accordance with this Indenture.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.11 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction, repair, replacement or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise prior to or within 270 days after the acquisition, lease, replacement or improvement of the applicable asset.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Qualified Securitization Financing” means any Securitization Facility of a Securitization Entity that meets the following conditions:  (i) the Board of Directors of the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Company or any Restricted Subsidiary to the Securitization Entity or any other Person are made at fair market value (as determined in good faith by the Company), (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings and (iv) the obligations under such Securitization Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Securitization Entity).  The grant of a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries (other than a Securitization Entity) to secure Indebtedness under the Credit Agreement shall not be deemed a Qualified Securitization Financing.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Indenture or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) the principal amount (or accreted value, if applicable) of such new Indebtedness, does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Indebtedness, being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, the “Refinanced Debt”), plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness or the extension, replacement, refunding, refinancing, renewal or defeasance of such Refinanced Debt;

(2)                                 if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or greater than the final Weighted Average Life to Maturity of the Indebtedness being refinanced or, if less, the Notes, and such Refinancing Indebtedness is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(3)                                 Refinancing Indebtedness shall not include:

(i)                              Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor; or

(ii)                               Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Taxes” means any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Parent by virtue of its:

(a)                                 being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries);

(b)                                 being a holding company parent, directly or indirectly, of the Company or any of the Company’s Subsidiaries;

(c)                                  receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any of the Company’s Subsidiaries; or

(d)                                 having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent pursuant to Section 3.3.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Company.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing one of the restrictive legends described in Section 2.1(d).

“Restricted Notes Legend” means the legend set forth in Section 2.1(d)(1) and, in the case of the Temporary Regulation S Global Note, the legend set forth in Section 2.1(d)(2).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Reversion Date” means, during any period of time during which the Company and the Restricted Subsidiaries are not subject to Sections 3.2, 3.3, 3.4, 3.5, 3.7, 3.8 and 4.1(a)(3) (collectively, the “Suspended Covenants”) as a result of a Covenant Suspension, the date on which the Notes cease to have Investment Grade Status or a Default or Event of Default occurs and is continuing, and after which date the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended and such Suspended Covenants will be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture).

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien (including, for the avoidance of doubt, Capitalized Lease Obligations).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means any accounts receivable, real estate asset, mortgage receivables or related assets, in each case subject to a Securitization Facility.

“Securitization Entity” means a Subsidiary of the Company or another Person formed for the purposes of engaging in a Qualified Securitization Financing or which is regularly engaged in receivables financings and to which the Company or any of its Subsidiaries transfers Securitization Assets, and which is designated by the Board of Directors of the Company or of such other Person (as provided below) to be a Securitization Entity (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (1) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (2) is recourse to or obligates the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (3) subjects any property or asset of the Company or any Restricted Subsidiary of the Company (other than Securitization Assets and related assets as provided in the definition of “Qualified Securitization Financing”), directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding (other than on terms which the Company reasonably believes to be no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company) other than fees payable in the ordinary course of business in connection with servicing Securitization Assets, and (c) with which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.  Any such designation by the Board of Directors of the Company or of such other Person will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company or of such other Person giving effect to such designation, together with an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Securitization Facility” means any of one or more securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of its Restricted Subsidiaries sells its Securitization Assets to either (a) Person that is not a Restricted Subsidiary or (b) a Securitization Entity that in turn sells Securitization Assets to a person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Senior Indebtedness” means:

(1) all Indebtedness of any Issuer or any Guarantor outstanding under the Credit Agreement and the Notes and related Note Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of any Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuers or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all (x) Hedging Obligations (and guarantees thereof) and (y) obligations in respect of Cash Management Services (and guarantees thereof) owing to a lender under the Credit Agreement or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided, that such Hedging Obligations and obligations in respect of Cash Management Services, as the case may be, are permitted to be incurred under the terms of this Indenture;

(3) any other Indebtedness of the Issuers or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Note Guarantee; and

(4) all obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

“Senior Management” means the officers, directors, and other members of senior management of the Company or any of its Subsidiaries, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any of its Subsidiaries.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Specified Transaction” means (u) the Transactions, (v) any Investment that results in a Person becoming a Restricted Subsidiary, (w) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (x) any acquisition, (y) any disposition that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Issuer and any disposition of a business unit, line of business or division of the Issuer or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise or (z) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit) or Restricted Payment, in each case, that by the terms of this Indenture requires a financial ratio or test to be calculated on a pro forma basis.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Qualified Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Entity, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1)                                 any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)                                 any partnership, joint venture, limited liability company or similar entity of which:

(a)                                 more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)                                 such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Test Period” means the Company’s most recently ended four fiscal quarters for which internal financial statements are available (as determined in good faith by the Company).

“Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of “Fixed Charge Coverage Ratio.”

“Transaction Expenses” means any fees or expenses incurred or paid by the Company, any of its Subsidiaries or any of its Parents in connection with the Transactions (including expenses in connection with hedging transactions), this Indenture, the Credit Agreement and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the issuance of the Notes and the initial borrowings under the Credit Agreement and the other transactions contemplated thereby, (b) the redemption of the Issuers’ outstanding Existing 2022 Notes and (c) the payment of Transaction Expenses.

“Treasury Rate” means the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is at least two (2) Business Days (but not more than five (5) Business Days) prior to the date of delivery of the redemption notice with respect to the redemption date) yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to September 1, 2020; provided, however, that if the period from the redemption date to September 1, 2020 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trinseo Finance” has the meaning ascribed to it in the introductory paragraph of this Indenture and shall include any successor.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended.

“Trust Officer” shall mean, when used with respect to the Trustee, any officer assigned to the Corporate Trust Division (or any successor  division or unit) of the Trustee located at the Corporate Trust Office of the Trustee, who shall have direct responsibility for the administration of this Indenture, and for the purposes of Section 7.1(c)(2) shall also include any other officer of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Trustee” means the party named as such in the introductory paragraph of this Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York.

“Unrestricted Subsidiary” means:

(1)                                 any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company in the manner provided below); and

(2)                                 any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) other than the Company or Trinseo Finance, to be an Unrestricted Subsidiary only if:

(1)                                 such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)                                 such designation and the Investment of the Company in such Subsidiary complies with Section 3.3 hereof.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)                                 the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2)                                 the sum of all such payments.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Company or another Wholly Owned Subsidiary) is owned by the Company or another Wholly Owned Subsidiary.

SECTION 1.2.                            Other Definitions.

Term	Defined in Section
“Accredited Investor Note”	2.1(b)
“Additional Amounts”	3.1(b)
“Additional Restricted Notes”	2.1(b)
“Affiliate Transaction”	3.8(a)
“Agent Members”	2.1(e)(2)
“Asset Disposition Offer”	3.5(b)
“Asset Disposition Period”	3.5(b)
“Authenticating Agent”	2.2
“Automatic Exchange”	2.6(e)
“Automatic Exchange Date”	2.6(e)
“Automatic Exchange Notice”	2.6(e)
“Automatic Exchange Notice Date”	2.6(e)
“Change in Tax Law”	5.9(b)
“Change of Control Offer”	3.9(a)
“Change of Control Payment”	3.9(a)
“Change of Control Payment Date”	3.9(a)(2)
“Covenant Defeasance”	8.3
“Defaulted Interest”	2.15
“ECOFIN”	2.3
“EDGAR”	3.10(a)
“Equity Offering Redemption Amount”	5.7(c)
“Event of Default”	6.1
“Excess Proceeds”	3.5(b)
“Foreign Disposition”	3.5(d)
“Global Notes”	2.1(b)
“Guaranteed Obligations”	10.1

Term	Defined in Section
“Initial Agreement”	3.4(b)(16)
“Increased Amount”	3.6
“Institutional Accredited Investor Global Notes”	2.1(b)
“Institutional Accredited Investor Notes”	2.1(b)
“Issuer Order”	2.2
“LCT Election”	1.5
“LCT Test Date”	1.5
“Legal Defeasance”	8.2
“Legal Holiday”	13.8
“Notes Register”	2.3
“payment default	6.1(4)
“Permanent Regulation S Global Notes”	2.1(b)
“Permitted Debt”	3.2(b)
“Permitted Payments”	3.3(b)
“Principal Paying Agent”	2.1(b)
“protected purchaser”	2.11
“RCS”	Preamble
“Refunding Capital Stock”	3.3(b)(2)
“Registrar”	2.3
“Regulation S Global Notes”	2.1(b)
“Regulation S Notes”	2.1(b)
“Relevant Taxing Jurisdiction”	3.1(b)
“Resale Restriction Termination Date”	2.6(b)
“Restricted Global Note”	2.6(e)
“Restricted Payment”	3.3(a)
“Restricted Period”	2.1(b)
“Rule 144A Global Notes”	2.1(b)
“Rule 144A Notes”	2.1(b)
“Special Interest Payment Date”	2.15(a)
“Special Record Date”	2.15(a)
“Subsequent Transaction”	1.5
“Successor Company”	4.1(a)(1)
“Suspension Period”	3.21
“Taxes”	3.1(b)
“Temporary Regulation S Global Notes”	2.1(b)
“Unrestricted Global Note”	2.6(e)

SECTION 1.3.                            [Reserved].

SECTION 1.4.                            Rules of Construction.  Unless the context otherwise requires:

(1)                                 a term has the meaning assigned to it;

(2)                                 an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)                                 “or” is not exclusive;

(4)                                 “including” means including without limitation;

(5)                                 words in the singular include the plural and words in the plural include the singular;

(6)                                 “will” shall be interpreted to express a command;

(7)                                 the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(8)                                 the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(9)                                 all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(10)                          the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(11)                          unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

SECTION 1.5.                            Limited Condition Transactions.  In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)                                     determining compliance with any provision of this Indenture which requires the calculation of any financial ratio or test, including the Consolidated Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio and Fixed Charge Coverage Ratio; or

(ii)                                  testing availability under baskets set forth in this Indenture (including baskets determined by reference to Total Assets);

in each case, at the option of the Issuer (the Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction (and the other transactions to be entered into in connection therewith), the Issuer or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Issuer has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Total Assets of the Issuer or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations. If the Issuer has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Permitted Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Issuer, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Indenture, any such ratio, test or basket shall be required to be satisfied on a pro forma basis (i) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.

ARTICLE II

THE NOTES

SECTION 2.1.         Form, Dating and Terms.

(a)           The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.  The Notes issued on the date hereof will be in an aggregate principal amount of $500,000,000.  In addition, the Issuers may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein).  Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of other Notes pursuant to Section 2.2, 2.6, 2.11, 2.13, 5.6 or 9.5, in connection with an Asset Disposition Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.9.

Notwithstanding anything to the contrary contained herein, the Issuers may not issue any Additional Notes, unless such issuance is in compliance with Sections 3.2 and 3.6.

With respect to any Additional Notes, the Issuers shall each set forth in (1) a Board Resolution and (2) (i) an Officer’s Certificate and (ii) one or more indentures supplemental hereto, the following information:

(A)          the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(B)          the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and

(C)          whether such Additional Notes shall be Restricted Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 13.4, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture.  Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

If any of the terms of any Additional Notes are established by action taken pursuant to Board Resolutions of the Issuers, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuers and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.

(b)           The Initial Notes are being offered and sold by the Issuers pursuant to a Purchase Agreement, dated August 15, 2017, among the Issuers, the Guarantors, Deutsche Bank Securities Inc., as representative of the several Initial Purchasers of the Notes.  The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S.  Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S, AIs and IAIs in accordance with Rule 501 under the Securities Act, in each case, in accordadnce with the procedure described herein.  Additional Notes offered after the date hereof may be offered and sold by the Issuers from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes that are offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.  The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee as hereinafter provided.

Initial Notes and any Additional Restricted Notes that are offered and sold outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall initially be issued in the form of a temporary global Note (the “Temporary Regulation S Global Note”).  Beneficial interests in the Temporary Regulation S Global Note will be exchanged for beneficial interests in a corresponding permanent global Note substantially in the form of Exhibit A, including appropriate legends as set forth in Section 2.1(d) (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, each a “Regulation S Global Note”), within a reasonable period after the expiration of the Restricted Period (as defined below) upon delivery of the certification contemplated by Section 2.7 and in accordance with the applicable procedures of DTC. Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear or Clearstream.

Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in a Temporary Regulation S Global Note may only be transferred to non-U.S. persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein.

The Regulation S Global Notes may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or their nominee, as applicable, as hereinafter provided.

Initial Notes and Additional Restricted Notes that are resold to IAIs (the “Institutional Accredited Investor Notes”) in the United States of America shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, including appropriate legends as set forth in Section 2.1(d) (the “Institutional Accredited Investor Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.  The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as applicable, as hereinafter provided.

Initial Notes and Additional Restricted Notes resold to AIs in the United States of America shall be issued in the form of a Definitive Note substantially in the form of Exhibit A, including the legend as set forth in Section 2.1(d)(4) (each, an “Accredited Investor Note”).

The Rule 144A Global Notes, the Regulation S Global Notes and the Institutional Accredited Investor Global Note are sometimes collectively herein referred to as the “Global Notes.”

Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent designated by the Issuers maintained for such purpose. The Issuers will maintain one or more Paying Agents for the Notes in the Borough of Manhattan, City of New York. The Bank of New York Mellon will initially act as the Principal Paying Agent in New York; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph.  Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC.  Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000, aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d).  The Issuers shall approve any notation, endorsement or legend on the Notes.  Each Note shall be dated the date of its authentication.  The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c)           Denominations.  The Notes shall be issuable only in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

(d)           Restrictive Legends.  Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement, or (ii) the Trustee receives an Opinion of Counsel reasonably satisfactory to it stating that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act:

(1)           The Rule 144A Global Notes and the Regulation S Global Notes, the Institutional Accredited Investor Global Notes and the Accredited Investor Notes shall bear the following legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES:  ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON

REGULATION S], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

[IN THE CASE OF REGULATION S NOTES:  BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

THIS NOTE MAY NOT BE OFFERED OR SOLD TO THE PUBLIC IN LUXEMBOURG, DIRECTLY OR INDIRECTLY, AND NEITHER THE INDENTURE NOR ANY OTHER CIRCULAR, PROSPECTUS, FORM OF APPLICATION, ADVERTISEMENT OR OTHER MATERIAL RELATED TO SUCH OFFER MAY BE DISTRIBUTED, OR OTHERWISE BE MADE AVAILABLE IN OR FROM, OR PUBLISHED IN, LUXEMBOURG EXCEPT IF A PROSPECTUS HAS BEEN DULY

APPROVED BY THE COMMISSION DE SURVEILLANCE DU SECTEUR FINANCIER IN ACCORDANCE WITH THE LAW OF JULY 10, 2005 ON PROSPECTUSES FOR SECURITIES, AS AMENDED BY THE LAW OF JULY 3, 2012 (THE “PROSPECTUS LAW”) OR THE OFFER BENEFITS FROM AN EXEMPTION TO OR CONSTITUTES A TRANSACTION OTHERWISE NOT SUBJECT TO THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR THE PURPOSE OF THE PROSPECTUS LAW.

(2)           The Temporary Regulation S Global Note shall bear the following additional legend on the face thereof:

THIS SECURITY IS A TEMPORARY GLOBAL NOTE.  PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON-U.S. PERSON OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT.  BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE.  TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.

(3)           Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(4)           Each Accredited Investor Note shall bear the following legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS A NON-U.S. PERSON

AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO SUCH PURCHASER IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE OR (C) IT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT, ONLY (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO IT IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, (D) TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE ISSUERS, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR REGISTRAR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

BY ITS ACQUISITION OF THIS SECURITY THE HOLDER AND ANY SUBSEQUENT TRANSFEREE HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) THE PURCHASER IS NOT ACQUIRING OR HOLDING SUCH NOTE OR AN INTEREST THEREIN WITH THE ASSETS OF (A) AN “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF ERISA) THAT IS SUBJECT TO ERISA, (B) A “PLAN” DESCRIBED IN SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), (C) ANY ENTITY DEEMED TO HOLD “PLAN ASSETS” OF ANY OF THE FOREGOING BY REASON OF AN EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN SUCH ENTITY OR (D) A GOVERNMENTAL PLAN OR CHURCH PLAN SUBJECT TO SUCH PROVISIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”) OR (II) THE ACQUISITION AND HOLDING OF SUCH NOTE BY THE PURCHASER, THROUGHOUT THE PERIOD THAT IT HOLDS SUCH NOTE AND THE DISPOSITION OF SUCH NOTE OR AN INTEREST THEREIN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE, A BREACH OF

FIDUCIARY DUTY UNDER ERISA OR A VIOLATION OF ANY PROVISIONS OF ANY APPLICABLE SIMILAR LAW.

(e)           Book-Entry Provisions.  This Section 2.1(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC.

(1)           Each Global Note initially shall bear legends as set forth in Section 2.1(d).  Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or its respective nominees, except as set forth in Sections 2.1(e)(4) and 2.1(f).  If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note.  Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2)           Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(3)           In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(f) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(4)           In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(5)           The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(6)           Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f)            Definitive Notes.  Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes.  Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuers that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the applicable law, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Issuers within 90 days of such notice, (B) the Issuers in their sole discretion execute and deliver to the Trustee and Registrar an Officer’s Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a written request from DTC.  In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A), (B) or (C) of the preceding sentence, the Issuers shall promptly make available to the Trustee a reasonable supply of Definitive Notes.  In addition, any Note transferred to an affiliate (as defined in Rule 405 under the Securities Act) of the Issuers or evidencing a Note that has been acquired by an affiliate in a transaction or series of transactions not involving any public offering must, until one year after the last date on which either the Issuers or any affiliate of the Issuers was an owner of the Note, be in the form of a Definitive Note and bear the legend regarding transfer restrictions in Section 2.1(d).  If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.

(1)           Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(e) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.1(d).

(2)           If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuers shall execute, and the Trustee shall authenticate and make available for delivery to the transferring Holder, a new Definitive Note representing the principal amount not so transferred.

(3)           If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuers shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(4)           Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Temporary Regulation S Global Note prior to the end of the Restricted Period.

SECTION 2.2.         Execution and Authentication.  One Officer shall sign the Notes for each Issuer by manual, facsimile or PDF signature.  If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually authenticates the Note.  The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture.  A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery (1) Initial Notes issued on the Issue Date in an aggregate principal amount of $500,000,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount and (3) under the circumstances set forth in Section 2.6(e), Initial Notes in the form of an Unrestricted Global Note, in each case upon a written order of each Issuer signed by one Officer (the “Issuer Order”).  Such Issuer Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the Holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuers to authenticate the Notes.  Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuers.  Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent.  An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case either Issuer or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which either Issuer or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange.  If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.3.                            Registrar and Paying Agent.  The Issuers or their agent shall maintain a register reflecting ownership of the Notes outstanding from time to time. The Issuers will also maintain a transfer agent. The initial transfer agent and registrar (the “Registrar”) will be, and the Issuers hereby appoint as transfer agent (the “Transfer Agent”), The Bank of New York Mellon. The Registrar shall keep a register of the Notes on behalf of the Issuers for so long as the Notes remain outstanding reflecting ownership of Notes outstanding from time to time and of their transfer and exchange (the “Notes Register”) and, upon written request from either of the Issuers, the Registrar shall provide the Issuers with a copy of the Notes Register to enable them to maintain a register of the Notes at their offices.  The Issuers may have one or more co-registrars and one or more additional paying agents.  The Paying Agents will make payments on, and the transfer agents will facilitate transfer of, Notes on behalf of the Issuers. In the event that the Notes are no longer listed, the Issuers or their agent will maintain a register reflecting ownership of the Notes. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuers shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture.  The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall notify the Trustee in writing of the name and address of each such agent.  Any Issuer may act as Paying Agent, Registrar or transfer agent.

The Issuers initially appoint The Bank of New York Mellon as Paying Agent.  The Issuers may change any Registrar, Paying Agent or transfer agent without prior notice to the Holders, but the Issuers shall provide written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures, or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above.  The Registrar or Paying Agent may resign at any time upon written notice to the Issuers and the Trustee.

SECTION 2.4.                            Paying Agent to Hold Money in Trust.  By no later than 10:00 a.m. (New York time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuers shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due.  The Issuers shall require each Paying Agent (other than the Trustee) to agree in writing that such

Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuers or other obligors on the Notes), shall notify the Trustee in writing of any Default by the Issuers  in making any such payment and shall during the continuance of any Default by the Issuers (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof.  If either Issuer or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.  The Issuers at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent.  Upon complying with this Section 2.4, the Paying Agent (if other than the Issuers or a Subsidiary of the Company) shall have no further liability for the money delivered to the Trustee.  Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuers, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5.                            Holder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA Section 312(a).  If the Trustee is not the Registrar, or to the extent otherwise required under the TIA, the Issuers, on their own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Issuers shall otherwise comply with TIA Section 312(a).

SECTION 2.6.                            Transfer and Exchange.

(a)                                 A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6.  The Registrar will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the Notes Register maintained by the Registrar for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register.  The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Sections 2.1(e) and 2.1(f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream.  The Trustee shall refuse to register any requested transfer or exchange that does not comply with this Section 2.6.

(b)                                 Transfers of Rule 144A Notes and Institutional Accredited Investor Notes.  The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date that is one year after the later of the date of its original issue and the last date on which either Issuer or any Affiliate of the Issuers was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(1)                                 a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC;

(2)                                 a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an IAI or an AI shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.8 or Section 2.10, respectively, from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to Issuers and the Registrar; and

(3)                                 a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to Issuers and the Registrar.

(c)                                  Transfers of Regulation S Notes.  The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(1)                                 a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2)                                 a transfer of a Regulation S Note or a beneficial interest therein to an IAI or an AI shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.8 or Section 2.10, respectively, from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuers and the Registrar; and

(3)                                 a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and receipt by the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuers.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.8, Section 2.9 or Section 2.10 or any additional certification.

(d)                                 Restricted Notes Legend.  Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend.  Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (1) an Initial Note is being transferred pursuant to an effective registration statement, (2) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.6(e) or (3) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to it stating that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.  Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e)                                  Automatic Exchange from Global Note Bearing Restricted Notes Legend to Global Note Not Bearing Restricted Notes Legend.  Upon the Issuers’ satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Global Note bearing the Restricted Notes Legend (a “Restricted Global Note”) may be automatically exchanged into beneficial interests in a Global Note not bearing the Restricted Notes Legend (an “Unrestricted Global Note”) without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (1) with respect to the Notes issued on the Issue Date, the Issue Date or (2) with respect to Additional Notes, if any, the issue date of such Additional Notes or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”).  Upon the Issuers’ satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Issuers shall

(i) provide written notice to DTC and the Trustee at least fifteen (15) calendar days prior to the Automatic Exchange Date, instructing DTC to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Issuers shall have previously otherwise made eligible for exchange with DTC, (ii) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register of Holders at least fifteen (15) calendar days prior to the Automatic Exchange Date (the “Automatic Exchange Notice Date”), which notice must include (w) the Automatic Exchange Date, (x) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (y) the “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests will be transferred and (z) the “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred and (iii) on or prior to the Automatic Exchange Date, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Issuers, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged into such Unrestricted Global Notes.  At the Issuers’ written request on no less than five (5) calendar days’ notice prior to the Automatic Exchange Notice Date, the Trustee shall deliver, in the Issuers’ name and at their expense, the Automatic Exchange Notice to each Holder at such Holder’s address appearing in the register of Holders; provided that the Issuers have delivered to the Trustee the information required to be included in such Automatic Exchange Notice.

Notwithstanding anything to the contrary in this Section 2.6(e), during the fifteen (15) calendar day period prior to the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.6(e) shall be permitted without the prior written consent of the Issuers.  As a condition to any Automatic Exchange, the Issuers shall provide, and the Trustee shall be entitled to conclusively rely upon, an Officer’s Certificate and Opinion of Counsel to the Issuers to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Trustee, as custodian for DTC to reflect the Automatic Exchange. Upon such exchange of beneficial interests pursuant to this Section 2.6(e), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange.  The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.

(f)                                   Retention of Written Communications.  The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6.  The Issuers shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g)                                  Obligations with Respect to Transfers and Exchanges of Notes.  To permit registrations of transfers and exchanges, the Issuers shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Issuers’ and Registrar’s written request.

No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuers may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.11, 2.13, 3.5, 5.6 or 9.5).

The Issuers (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) 15 calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 calendar days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

Prior to the due presentation for registration of transfer of any Note, the Issuers, the Trustee, the Paying Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the form of Note attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuers, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(f) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h)                                 No Obligation of the Trustee.  None of the Trustee, the Paying Agent and the Registrar shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any Agent Member, participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes.  All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note).  The rights of beneficial owners in any Global Note shall be exercised only through DTC, subject to the applicable rules and procedures of DTC.  The Trustee, any Paying Agent and any Registrar may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

None of the Trustee, the Paying Agent and the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.  Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.

SECTION 2.7.                            Form of Certificate to Be Delivered upon Termination of Restricted Period.

[Date]

Trinseo Materials Operating S.C.A.
Trinseo Materials Finance, Inc.
46A, avenue John F. Kennedy

L-1855 Luxembourg

Grand Duchy of Luxembourg
Attention:  Manager

The Bank of New York Mellon, as Trustee

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

Attention: Corporate Trust Administration

with a copy to (which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement hereof):

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022

Attn: Lorraine Massaro

Re:                             Trinseo Materials Operating S.C.A. and Trinseo Materials Finance, Inc. (the “Issuers”)

5.375% Notes due 2025 (the “Notes”)

Ladies and Gentlemen:

This letter relates to Notes represented by a temporary global Note (the “Temporary Regulation S Global Note”).  Pursuant to Section 2.1 of the Indenture dated as of August 29, 2017 relating to the Notes (the “Indenture”), we hereby certify that the persons who are the beneficial owners of $[         ] principal amount of Notes represented by the Temporary Regulation S Global Note are persons outside the United States to whom beneficial interests in such Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the Securities Act of 1933, as amended.  Accordingly, you are hereby requested to issue a Permanent Regulation S Global Note representing the undersigned’s interest in the principal amount of Notes represented by the Temporary Regulation S Global Note, all in the manner provided by the Indenture.  We certify that we [are][are not] an Affiliate of either Issuer.

The Trustee and the Issuers are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

SECTION 2.8.                                      Form of Certificate to Be Delivered in Connection with Transfers to IAIs.

[Date]

Trinseo Materials Operating S.C.A.
Trinseo Materials Finance, Inc.
c/o Trinseo LLC
1000 Chesterbrook Boulevard
Suite 300
Berwyn, PA  19312
Attention:  Chief Legal Officer

The Bank of New York Mellon, as Trustee

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

Attention: Corporate Trust Administration

Re:                             Trinseo Materials Operating S.C.A. and Trinseo Materials Finance, Inc.

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[         ] principal amount of the 5.375% Notes due 2025 (the “Notes”) of Trinseo Materials Operating S.C.A. and Trinseo Materials Finance, Inc. (the “Issuers”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.                                      We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.  We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business.  We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2.                                      We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence.  We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which either Issuer or any affiliate of either Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuers or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws.  The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date.  If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuers and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act.  Each purchaser acknowledges that the Issuers and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuers.

3.                                      We [are][are not] an Affiliate of either Issuer.

TRANSFEREE:

BY:

SECTION 2.9.                            Form of Certificate to Be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

Trinseo Materials Operating S.C.A.
Trinseo Materials Finance, Inc.
c/o Trinseo LLC
1000 Chesterbrook Boulevard
Suite 300
Berwyn, PA  19312
Attention:  Chief Legal Officer

The Bank of New York Mellon, as Trustee

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

Attention: Corporate Trust Administration

Re:                             Trinseo Materials Operating S.C.A. and Trinseo Materials Finance, Inc. (the “Issuers”)

5.375% Notes due 2025 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[                                                            ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a)                                 the offer of the Notes was not made to a person in the United States;

(b)                                 either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c)                                  no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d)                                 the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of either Issuer and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of either Issuer.

The Trustee and the Issuers are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

SECTION 2.10.                     Form of Certificate to Be Delivered in Connection with Transfers to AIs.

[Date]

Trinseo Materials Operating S.C.A.
Trinseo Materials Finance, Inc.
c/o Trinseo LLC
1000 Chesterbrook Boulevard
Suite 300
Berwyn, PA  19312
Attention:  Chief Legal Officer

The Bank of New York Mellon, as Trustee

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

Attention: Corporate Trust Administration

Re:                             Trinseo Materials Operating S.C.A. and Trinseo Materials Finance, Inc.

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[         ] principal amount of the 5.375% Notes due 2025 (the “Notes”) of Trinseo Materials Operating S.C.A. and Trinseo Materials Finance, Inc. (the “Issuers”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.                                      I am an “accredited investor” (as defined in Rule 501(a)(4) under the U.S. Securities Act of 1933, as amended (the “Securities Act”)) and I am acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.  I have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of my investment in the Notes and I invest in or purchase securities similar to the Notes in the normal course of my business.  I am able to bear the economic risk of my investment.

2.                                      I understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence.  I agree on my own behalf to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which either Issuer or any affiliate of either Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuers or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person I reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $200,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of my property be at all times within my control and in compliance with any applicable state securities laws.  The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date.  Each purchaser acknowledges that the Issuers and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuers.

3.                                      I understand and acknowledge that upon the issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or state securities laws, the Notes that I acquire will be certificated Notes that will bear, and all certificates issued in exchange therefor or in substitution thereof will bear, a restrictive legend set forth in Section 2.1(d) of the Indenture.

4.                                      I am an Affiliate of the Issuers.

TRANSFEREE:

BY:

SECTION 2.11.                     Mutilated, Destroyed, Lost or Stolen Notes.  If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuers and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuers and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Issuers shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuers or the Trustee in connection therewith.  Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Issuers to protect the Issuers, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuers, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuers shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuers in their discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.11, the Issuers may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.11, every new Note issued pursuant to this Section 2.11, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuers, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.12.                     Outstanding Notes.  Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those paid pursuant to Section 2.11 and those described in this Section as not outstanding.  A Note does not cease to be outstanding in the event either Issuer or an Affiliate of either Issuer holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 13.6 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by either Issuer or an Affiliate of either Issuer shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.11 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a protected purchaser.  A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.11.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.13.                     Temporary Notes.  In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuers may prepare and the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes.  Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Notes.  After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuers for that purpose and such exchange shall be without charge to the Holder.  Upon surrender for cancellation of any one or more temporary Notes, the Issuers shall execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes.  Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.14.                     Cancellation.  The Issuers at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee).  If the Issuers or any Guarantor acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.14.  The Issuers may not issue new Notes to replace Notes they have paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

SECTION 2.15.                     Payment of Interest; Defaulted Interest.  Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days, shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuers, at their election in each case, as provided in clause (a) or (b) below:

(a)                     The Issuers may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner.  The Issuers shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.15(a).  Thereupon the Issuers shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 20 calendar days and not less than 15 calendar days prior to the Special Interest Payment Date and not less than 10 calendar days after the receipt by the Trustee of the notice of the proposed payment.  The Issuers shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Issuers, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.2, not less than 10 calendar days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.15(b).

(b)                     The Issuers may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuers to the Trustee of the proposed payment pursuant to this Section 2.15(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.15, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.16.                     CUSIP and ISIN Numbers.  The Issuers in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers.  The Issuers shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

ARTICLE III

COVENANTS

SECTION 3.1.                            Payment of Notes.

(a)                                 The Issuers shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture.  Principal, premium, if any, and interest shall be considered paid on the date due if by 10:00 a.m. New York time on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuers shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Issuers may, to the extent they are required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

(b)                                 (1)  All payments that the Issuers make under or with respect to the Notes and that any Guarantor makes under or with respect to any Note Guarantee will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charges (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of the United States, any jurisdiction in which either Issuer or any Guarantor is incorporated, organized or otherwise resident for tax purposes or from or through which any of the foregoing makes any payment on the Notes or by or within any department or political subdivision or governmental authority or in any of the foregoing having the power to tax (each, a “Relevant Taxing Jurisdiction”), unless withholding or deduction is then required by law or by the official interpretation or administration of law.  If either Issuer or any Guarantor is required to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, such Issuer or such Guarantor, as the case may be, will pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder or beneficial owner of the Notes (including Additional Amounts) after such withholding or deduction will be not less than the amount the Holder or beneficial owner would have received if such Taxes had not been required to be withheld or deducted.

(2)                                 Neither Issuer nor any Guarantor will pay Additional Amounts to a Holder or beneficial owner of Notes in respect or on account of:

(i)                  any Taxes that would not have been imposed or levied by a Relevant Taxing Jurisdiction but for the holder’s or beneficial owner’s present or former connection with such Relevant Taxing Jurisdiction (other than the mere receipt or holding of Notes or by reason of the receipt of payments thereunder or the exercise or enforcement of rights under the Notes, this Indenture or any Guarantee);

(ii)               any Taxes that are imposed or withheld by reason of the failure of the Holder or beneficial owner of Notes to comply with any certification or identification requirements, whether required or imposed by statute, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction), but in each case only to the extent that the holder or beneficial owner, as the case may be, is legally entitled to provide such certification;

(iii)            any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(iv)           any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes;

(v)              any Tax imposed on or with respect to any payment by the Issuers or a Guarantor to the holder if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had the beneficiary, partner or other beneficial owner directly held the Note;

(vi)           any Tax that is imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of the Notes for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficial owner or holder thereof would have been entitled to Additional Amounts had the Notes been presented for payment on any date during such 30 day period;

(vii)        any Tax that is imposed or levied on or with respect to a Note presented for payment on behalf of a holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in a member state of the European Union; or

(viii)     any U.S. backup withholding taxes; any withholding or deduction imposed pursuant to (x) Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986 (as amended), as of the Issue Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, (y) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of (x) above or (z) any agreement pursuant to the implementation of (x) or (y) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.

(3)                                 The Issuers and each Guarantor will (i) make such withholding or deduction required by applicable law and (ii) remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law.

(4)                                 Upon request, the Issuers or the relevant Guarantor will take reasonable efforts to furnish to the Trustee or a holder within a reasonable time certified copies of tax receipts evidencing the payment by the Issuers or such Guarantor, as the case may be, of any Taxes imposed or levied by a Relevant Taxing Jurisdiction.

(5)                                 If, notwithstanding the reasonable efforts of the Issuers or such Guarantor to obtain such receipts, the same are not obtainable, then the Issuers or such Guarantor will provide such holder with other evidence reasonably satisfactory to the holder of such payment by the Issuers or such Guarantor.

(6)                                 The Issuers and each Guarantor shall pay (i) any present or future stamp, issue, registration, court documentation, excise or property taxes or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of the execution, issue, delivery or registration of the Notes, any Note Guarantee or this Indenture or any other document or instrument referred to thereunder or hereunder and any such taxes, charges, duties or similar levies imposed by any jurisdiction as a result of, or in connection with, the enforcement of the Notes, such Note Guarantee or this Indenture or any such other document or instrument following the occurrence of any Event of Default with respect to the Notes, and (ii) any stamp, court, or documentary taxes (or similar charges or levies) imposed by any Relevant Taxing Jurisdiction with respect to the receipt of any payments with respect to the Notes or such Note Guarantee.  Neither the Issuers nor any Guarantor will, however, pay such amounts that are imposed on or result from a sale or other transfer or disposition by a Holder or beneficial owner of a Note.

(7)                                 This Section 3.01(b) will survive any termination, defeasance or discharge of this Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor person to the Issuers or any Guarantor is organized, incorporated or otherwise resident for tax purposes and any political subdivision or taxing authority or agency thereof or therein.

(8)                                 At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be promptly thereafter), if the Issuers will be obligated to pay Additional Amounts with respect to such payment, the Issuers will deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts will be payable and the amounts so payable and setting forth such other information (other than the identities of Holders and beneficial owners) as is necessary to enable the Trustee or Paying Agent, as the case may be, to pay such Additional Amounts to the Holders of such Notes on the payment date.

SECTION 3.2.                            Limitation on Indebtedness.

(a)                                 The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness)  if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries is greater than 2.00 to 1.00; provided, further, that Non-Guarantors may not Incur Indebtedness (including Acquired Indebtedness) under this Section 3.2(a) if, after giving pro forma effect thereto (including pro forma application of the proceeds thereof), more than an aggregate of the greater of (a) $135.0  million and (b) 5.0% of Total Assets (in each case determined on the date of such incurrence) of Indebtedness of Non-Guarantors would be outstanding pursuant to this Section 3.2(a) at such time.

(b)                                 Section 3.2(a) shall not prohibit the Incurrence of the following Indebtedness (collectively, “Permitted Debt”):

(1)                                 Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness (i) in a maximum aggregate principal amount at any time outstanding not exceeding the sum of $1,460.0 million, plus (ii) an amount such that the Consolidated Secured Net Leverage Ratio would be no greater than 2.00 to 1.00 (treating for purposes of this clause (1) any Indebtedness Incurred under this clause (1) as secured) plus (iii)  in the case of any refinancing of any such Indebtedness  or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses Incurred in connection with such refinancing; provided, that any Indebtedness Incurred under clause (1)(ii) shall only be Incurred by an Issuer or a Guarantor;

(2)                                 Indebtedness Incurred pursuant to any Qualified Securitization Financing in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (i) $260.0 million plus (ii) in the case of any refinancing of any such Indebtedness or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums, accrued and unpaid interest and other costs and expenses Incurred in connection with such refinancing;

(3)                                 Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of this Indenture;

(4)                                 Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that:

(i)                  any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(ii)               any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company,

(iii)            shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary not permitted under this clause (4), as the case may be;

(5)                                 Indebtedness represented by (i) the Notes (other than any Additional Notes), including any Guarantee thereof, (ii) any Indebtedness (other than Indebtedness incurred pursuant to clauses (1) and (3) of this clause (b)) outstanding on the Issue Date, (iii) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause or clause (6), (8), (11), (12) or (15) of this Section 3.2(b) or Incurred pursuant to Section 3.2(a), and (iv) Management Advances;

(6)                                 Indebtedness of (x) the Company or any Restricted Subsidiary Incurred or issued to finance an acquisition or (y) Acquired Indebtedness; provided that after giving effect to such acquisition, merger or consolidation, either:

(i)                  the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.2(a); or

(ii)               the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would not be lower than immediately prior to such acquisition, merger or consolidation;

(7)                                 Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(8)                                 Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) and then outstanding together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (5)(iii) above, does not exceed the greater of (i) $100.0 million and (ii) 4.25% of Total Assets (in each case determined on the date of such incurrence);

(9)                                 Indebtedness in respect of (i) workers’ compensation claims, health, disability or other employee benefits or property, self-insurance obligations, unemployment, insurance or other social security legislation or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business, (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of Incurrence, (iii) customer deposits and advance payments including progress payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business, (iv) letters of credit, bankers’ acceptances, guarantees, warehouse receipts or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, and (v) any customary treasury, depository, cash management, automatic clearinghouse arrangements, overdraft protections, cash pooling or netting or setting off arrangements with respect to any subsidiary or joint venture in the ordinary course of business;

(10)                          Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Company and their Restricted Subsidiaries in respect of all such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and their Restricted Subsidiaries in connection with such disposition;

(11)                          Indebtedness in an aggregate outstanding principal amount which, when taken together with  the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding and any Refinancing Indebtedness in respect thereof incurred pursuant to clause (5)(iii) above, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock, Designated Preferred Stock or an Excluded Contribution), or otherwise contributed to the equity of the Company (other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution), in each case, subsequent to the Issue Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Company and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause (11) to the extent the Company or any of its Restricted Subsidiaries makes a Restricted Payment with such Net Cash Proceeds;

(12)                          Indebtedness incurred by Non-Guarantors at any time outstanding in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (5)(iii) above, not to exceed the greater of (a) $125.0  million and (b) 5.25% of Total Assets (in each case determined on the date of such incurrence);

(13)                          Indebtedness consisting of promissory notes issued by the Company or any of its Subsidiaries to any current,  former or future employee, director, officer, member of management, or consultant of the Company, any of its Subsidiaries or any of its direct or indirect Parents (or permitted transferees, assigns, estates or heirs of such employee, director officer, member of management, or consultant), to finance the purchase or redemption of Capital Stock of the Company or any of its Parents that is permitted by Section 3.3;

(14)                          Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business;

(15)                          Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding and any Refinancing Indebtedness in respect thereof incurred pursuant to clause (5)(iii) above, will not exceed the greater of (a) $150.0 million and (b) 6.25% of Total Assets (in each case determined on the date of such incurrence);

(16)                          Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms; and

(17)                          Indebtedness representing deferred compensation or similar arrangements to current, former or future employees, directors, officers, members of management and consultants of the Company (and any direct or indirect Parent thereof) or any of its Restricted Subsidiaries, in each case, in the ordinary course of business.

(c)                                  For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.2:

(1)                                 except as provided in clause (2) below, in the event that all or any portion of any item of Indebtedness at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness described in Sections 3.2(a) and (b), the Company, in its sole discretion, will classify, and may from time to time subsequently reclassify, such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness (or any portion thereof)  in one of the clauses of Section 3.2(a) or (b) as determined by the Company at such time so long as such Indebtedness (or any portion thereof) is permitted to be Incurred pursuant to such provision at the time of reclassification;

(2)                                 all Indebtedness under the Credit Agreement shortly after the Issue Date (as contemplated by the Offering Memorandum) shall be deemed to have been Incurred under Section 3.2(b)(1)(i) at all times such Indebtedness remains outstanding;

(3)                                 Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4)                                 if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 3.2(a) or Section 3.2(b)(1), (b)(2), (b)(8), (b)(11), (b)(12) or (b)(15) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(5)                                 the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6)                                 Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(7)                                 the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP; and

(8)                                 the portion of any Refinancing Indebtedness representing the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses Incurred in connection with the refinancing of the applicable Indebtedness with such Refinancing Indebtedness shall not be counted as Indebtedness for purposes of calculating compliance with Section 3.2(b)(8), (b)(11), (b)(12) or (b)(15) above.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.2.  In the case of any Indebtedness issued with original issue discount, the amount of any such Indebtedness outstanding as of any date shall be the accreted value thereof.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.2, the Company shall be in default of this Section 3.2).

Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.  For purposes of determining compliance with any U.S. Dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. Dollar-Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. Dollar Equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

The Issuers will not, and will not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness and Permitted Debt) that is contractually subordinated or junior in right of payment to any Indebtedness of the Issuers or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuers or such Guarantor, as the case may be.  Notwithstanding anything to the contrary herein, for purposes of this Indenture (1) unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured, (2) Indebtedness shall not be treated as subordinated or junior to any other Indebtedness merely because it is issued or guaranteed by other obligors or (3) Senior Indebtedness shall not be treated as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority lien with respect to the same collateral or is secured by different collateral.

SECTION 3.3.                            Limitation on Restricted Payments.

(a)                                 The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)                                 declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries), except:

(i)                  dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(ii)               dividends or distributions payable to the Company or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis);

(2)                                 purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company or any Parent of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company;

(3)                                 purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (i) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (ii) any Indebtedness Incurred pursuant to Section 3.2(b)(4)); or

(4)                                 make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(i)                  an Event of Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(ii)               the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 3.2(a) after giving effect, on a pro forma basis, to such Restricted Payment; or

(iii)            the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to January 1, 2013 (including Permitted Payments permitted by Section 3.3(b)(10), but excluding all other Restricted Payments permitted by Section 3.3(b) (and for the avoidance of doubt, all other Permitted Investments)) would exceed the sum of (without duplication) plus:

(A)                               50% of Consolidated Net Income for the period (treated as one accounting period) from the fiscal quarter commencing January 1, 2013 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Company are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(B)                               100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) or as a result of a merger or consolidation (the consideration for which is Capital Stock of the Company) with another Person that is not a Restricted Subsidiary of the Company subsequent to January 1, 2013  or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company (including pursuant to the Initial Public Offering) subsequent to January 1, 2013  (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 3.3(b)(6) and (z) Excluded Contributions);

(C)                               100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to January 1, 2013  of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Company or any Parent (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(D)                               100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:  (a) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after January 1, 2013; or (ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a dividend or distribution from an Unrestricted Subsidiary after January 1, 2013 (other than in each case to the extent of the amount of the Investment that constituted a Permitted Investment, but to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or fair market value; and

(E)                                in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after January 1, 2013, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Company at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment  that constituted a Permitted Investment, but to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or fair market value.

(b)                                 Section 3.3(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(1)                                 the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or giving of the redemption notice, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness or redemption payment if, at the date of any irrevocable redemption notice, such payment would have complied with the provisions of this Indenture;

(2)                                 any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale or issuance of, Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Company; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from Section 3.3(a)(iii);

(3)                                 any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 3.2;

(4)                                 any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 3.2;

(5)                                 any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(i)                  from Net Available Cash to the extent permitted under Section 3.5, but only if the Company shall have first complied with the terms described under Section 3.5 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock;

(ii)               to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have first complied with Section 3.9 and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(iii)            consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(6)                                 a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Company or any of its Parents held by any current, former or future employee, director, officer, member of management or consultant of the Company, any of its Subsidiaries or any of its  Parents (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) either pursuant to any shareholder, employee or management equity plan or stock option plan or any other management or employee benefit plan or agreement or shareholder agreement or upon the termination of such employee’s, officer’s, member’s of management, director’s or consultant’s employment or directorship; provided, however, that the aggregate amount of Restricted Payments made under this clause (6) does not exceed $30.0 million in any calendar year  (with unused amounts in any calendar year being carried over for the two immediately succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i)                  the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company and, to the extent contributed to the capital of the Company (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), Capital Stock of any of the Company’s Parents, in each case to any current, former or future members of management, directors officers, employees or consultants of the Company, any of its Subsidiaries or any of its Parents that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 3.3(a)(iii); plus

(ii)               the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries (or by any Parent to the extent contributed to the Company) after the Issue Date; less

(iii)            the amount of any Restricted Payments made in previous calendar years pursuant to clauses (i) and (ii) of this Section 3.3(b)(6);

and provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any current, former or future members of management, directors, officers, employees or consultants of the Company or any of its Parents or Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company or any of its Parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Indenture;

(7)                                 the declaration and payment of dividends on Disqualified Stock, or Preferred Stock of the  Company or any of its Restricted Subsidiaries, Incurred in accordance with Section 3.2;

(8)                                 purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock of the Company or any of its Restricted Subsidiaries deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(9)                                 dividends, loans, advances or distributions to any Parent or other payments by the Company or any Restricted Subsidiary to any Parent in amounts equal to (without duplication):

(i)                  the amounts required for any Parent to pay any Parent Expenses or any Related Taxes;

(ii)               amounts constituting or to be used for purposes of making payments to the extent specified in Sections 3.8(b)(2), (3), (5) and (12); or

(iii)            the amounts required for any Parent to pay Consolidated Taxes;

(10)                          the declaration and payment by the Company of, dividends on the common stock or common equity interests of the Company or any Parent following a public offering of common stock or common equity interests of the Company or any Parent (including for the avoidance of doubt, the Initial Public Offering), in an amount not to exceed in any fiscal year 6% of the proceeds received by or contributed to the Company in or from any such public offering;

(11)                          payments by the Company, or loans, advances, dividends or distributions to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(12)                          Restricted Payments that are made with Excluded Contributions;

(13)                          (i) the declaration and payment of dividends on Designated Preferred Stock of the Company issued after the Issue Date; and (ii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clause (i), the amount of all dividends declared or paid pursuant to this clause shall not exceed the Net Cash Proceeds received by the Company or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution of the Company), from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clause (ii), that for the most recently ended Test Period, after giving effect to such issuance on a pro forma basis the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to Section 3.2(a);

(14)                          dividends or other distributions of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash and Cash Equivalents);

(15)                          distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing;

(16)                          so long as no  Event of Default has occurred and is continuing (or would result therefrom), Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed the greater of $125.0 million and 4.25% of Total Assets (with the amount of Total Assets being measured at the time such Investment is made);

(17)                          so long as no Event of Default has occurred and is continuing (or would result therefrom), mandatory redemptions of Disqualified Stock issued as a Restricted Payment permitted to be made under this covenant, or as a Permitted Payment (excluding this clause (17)) or as consideration for a Permitted Investment; provided that the aggregate amount of such Disqualified Stock redeemed will not, in each case, exceed the amount of such initial Restricted Payment, Permitted Payment or Permitted Investment; and

(18)                          so long as no Event of Default has occurred and is continuing (or would result therefrom), any Restricted Payments made by the Company or any Restricted Subsidiary; provided that, immediately after giving pro forma effect thereto and the Incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Consolidated Total Net Leverage Ratio would be no greater than 2.00 to 1.00.

For purposes of determining compliance with this Section 3.3 including whether an Investment is a Permitted Investment or is otherwise a Restricted Investment permitted to be made pursuant to this “Restricted Payments” covenant), in the event that a Restricted Payment (or any portion thereof) at any time, whether at the time of making such Restricted Payment or subsequently, meets the criteria of more than one of the categories of Permitted Payments described in clauses (1) through (18) above or Permitted Investments described in clauses (1) through (27) thereof, or is permitted pursuant to Section 3.3(a), the Company will be entitled, in its sole discretion, to classify such Restricted Payment or Permitted Investment (or any portion thereof) on the date of its payment or later reclassify such Restricted Payment or Permitted Investment (or any portion thereof) in any manner that complies with this Section 3.3.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.  The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Board of Directors of the Company acting in good faith.

For the avoidance of doubt, this “Restricted Payments” covenant shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of the Company or any of the Restricted Subsidiaries permitted to be incurred hereunder.

SECTION 3.4.                            Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)                                 The Company will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any of its Restricted Subsidiaries to:

(1)                                 pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2)                                 make any loans or advances to the Company or any Restricted Subsidiary; or

(3)                                 sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock or other common equity interests and (y) the subordination of (including the application of any standstill requirements to) loans,  advances or any other obligation made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b)                                 Section 3.4(a) shall not prohibit:

(1)                                 any encumbrance or restriction pursuant to (i) any Credit Facility or (ii) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(2)                                 any encumbrance or restriction pursuant to this Indenture, the Notes and the Note Guarantees;

(3)                                 any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(4)                                 any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (4), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;

(5)                                 any encumbrance or restriction (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement; (ii) contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; or (iii) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(6)                                 any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired;

(7)                                 any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8)                                 customary provisions in leases, licenses, joint venture agreements, organizational documents and other similar agreements (including stockholder agreements) and instruments;

(9)                                 encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(10)                          any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or arising in connection with any Permitted Liens;

(11)                          any encumbrance or restriction pursuant to Hedging Obligations;

(12)                          other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to Section 3.2 that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(13)                          restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Company are necessary or advisable to effect such Securitization Facility;

(14)                          any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to Section 3.2 if (A) the Company determines at the time of issuance of such Indebtedness that such encumbrances or restrictions will not adversely affect, in any material respect, the Issuers’ ability to make principal or interest payments on the Notes,  (B) such encumbrance or restriction applies only during the continuance of a default relating to such Indebtedness or (C) such encumbrances or restrictions are not materially more disadvantageous, taken as a whole, to the holders of the Notes than is customary in comparable financings for similarly situated issuers;

(15)                          any encumbrance or restriction existing by reason of any Lien permitted under Section 3.6; or

(16)                          any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (15) of this Section 3.4(b) or this clause (16) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) to (15) of this Section 3.4(b) or this clause (16); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company).

SECTION 3.5.                            Limitation on Sales of Assets and Subsidiary Stock.

(a)                                 The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)                                 the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2)                                 in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)                                 an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or any Restricted Subsidiary, as the case may be:

(i)                  to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness) (A) to prepay, repay or purchase any Indebtedness of a Non-Guarantor or Indebtedness that is secured by a Lien (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary) including Indebtedness under the Credit Agreement (or any Refinancing Indebtedness in respect thereof) within 540 days from the later of (1) the date of such Asset Disposition and (2) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (i), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (B) to prepay, repay or purchase Pari Passu  Indebtedness at a price of no more than 100% of the principal amount of such Pari Passu  Indebtedness plus accrued and unpaid interest to the date of such prepayment, repayment or purchase; provided further that, to the extent the Company redeems, repays or repurchases Pari Passu  Indebtedness pursuant to this clause (B), the Issuers shall equally and ratably reduce obligations under the Notes as provided under Section 5.7, through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid;

(ii)               to the extent the Company or such Restricted Subsidiary elects to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 540days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided, that a binding agreement to make an investment of Additional Assets shall be treated as a permitted application of the Net Available Cash from the date of such agreement; provided further that (x) in the event such binding agreement is later canceled or terminated for any reason before such Net Available Cash is so applied, the Company or such Restricted Subsidiary may satisfy its obligation as to any Net Available Cash by entering into another binding agreement within 180 days of such cancellation or termination of the prior binding agreement (or, if later, 540 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash) and (y) if such investment is not consummated within the period set forth in clause (x) or such binding agreement is terminated, the Net Available Cash not so applied will be deemed to be Excess Proceeds (as defined below); provided further that the Company or such Restricted Subsidiary may only enter into such a commitment under clause (x) one time with respect to each Asset Disposition;

provided that, pending the final application of any such Net Available Cash in accordance with clauses (i) or clause (ii) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Indenture.

(b)                                 Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in Section 3.5(a) will be deemed to constitute “Excess Proceeds” under this Indenture.  No later than the 541st  day after an Asset Disposition or the receipt of such Net Available Cash, as applicable, if the aggregate amount of Excess Proceeds under this Indenture exceeds $50.0 million in any calendar year (and thereafter only Net Cash Proceeds in excess of such amount shall constitute Excess Proceeds), the Issuers will within fifteen (15) Business Days  make an offer (“Asset Disposition Offer”) to all Holders of Notes issued under this Indenture and, to the extent the Issuers elect, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu  Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof; provided, however, that Asset Dispositions elected by the Issuers the Excess Proceeds of which do not exceed $300.0 million in the aggregate during the term of the Notes, no Asset Disposition Offer shall be required.  The Issuers will deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the “Asset Disposition Period”), pursuant to the procedures required by this Indenture and described in such notice.

(c)                                  To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuers or any Restricted Subsidiary may use any remaining Excess Proceeds for any purpose not prohibited by this Indenture.  If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by Holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated by the Issuers among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness, subject to adjustments so that no Note in an unauthorized amount remains outstanding.  Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(d)                                 To the extent that any portion of Net Available Cash payable in respect of the relevant Notes is denominated in a currency other than U.S. Dollars, the amount thereof payable shall not exceed the net amount of funds in U.S. Dollars that is actually received by the Issuers upon converting such portion into U.S. Dollars.

Notwithstanding any other provisions of this covenant, (i) to the extent that any of or all the Net Available Cash of any Asset Disposition by a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments from being repatriated to Luxembourg, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law, applicable organizational documents or other agreement or other impediment will not permit repatriation to Luxembourg (the Issuers hereby agreeing to use reasonable efforts (as determined in the Issuers’ reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law, applicable organizational document or other agreement or other impediment to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, applicable organizational document or other agreement or other impediment, such repatriation will be promptly effected and such repatriated Net Available Cash will be promptly (and in any event not later than five (5) Business Days after such repatriation could be made) applied (net of additional Taxes payable or reserved against as a result thereof) (whether or not repatriation actually occurs) in compliance with this covenant and (ii) to the extent that the Issuers have reasonably determined in good faith that repatriation of any of or all the Net Available Cash of any Foreign Disposition would have a material adverse Tax consequence with respect to such Net Available Cash (which for the avoidance of doubt, includes, but is not limited to, any prepayment whereby in doing so the Issuers, any Restricted Subsidiary or any of its respective affiliates and/or equity partners would incur a tax liability, including a tax dividend, deemed dividend pursuant to Code Section 956 or a withholding tax), taking into account any foreign tax credit or benefit actually realized in connection with such repatriation, the Net Available Cash so affected may be retained by the applicable Foreign Subsidiary; provided that the Issuers shall use commercially reasonable efforts to eliminate such material adverse Tax consequences to permit such repatriation. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(e)                                  For the purposes of Section 3.5(a)(2) hereof, the following will be deemed to be cash:

(1)                                 (i) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness, Disqualified Stock of the Company or a Guarantor or Preferred Stock of a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition and (ii) the cancelation or termination of Indebtedness or other liabilities contingent or otherwise of the Company or a Restricted Subsidiary in connection with such Asset Disposition (other than Subordinated Indebtedness, Disqualified Stock of the Company or a Guarantor, Preferred Stock of a Guarantor or intercompany debt owed to a Company or a Restricted Subsidiary);

(2)                                 securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3)                                 Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4)                                 consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness or Disqualified Stock) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary; and

(5)                                 any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed the greater of (i) $100.0 million and (ii) 4.25% of Total Assets (with the  amount of Total Assets being measured at the time such disposition is made) at the time of the receipt of such Designated Non-Cash Consideration.

(f)                                   The Issuers will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to this Section 3.5.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.

SECTION 3.6.                            Limitation on Liens.  The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or permit to exist any Lien (other than Permitted Liens) upon any of their property or assets (including Capital Stock of a Restricted Subsidiary of the Company), whether owned on the Issue Date or acquired after that date, which Lien secures any Indebtedness of the Company, Trinseo Finance or any Guarantors without effectively providing that any and all Notes then or thereafter outstanding will be secured by a Lien equally and ratably with or, in the case of Liens securing Subordinated Indebtedness, senior in priority to, any and all other obligations thereby secured for so long as any such obligations shall be so secured. Any Lien created for the benefit of the Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

Any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness shall also be permitted to secure any Increased Amount with respect to such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness as a result of any accrual of interest, any accretion of accreted value or liquidation preference, any amortization of original issue discount, any fluctuations in the exchange rate of currencies, the payment of interest in the form of additional Indebtedness with the same terms, increases in the value of property securing Indebtedness, or the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class.

For purposes of determining compliance with this Section 3.6, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this covenant and the definition of Permitted Liens.

SECTION 3.7.                            Limitation on Guarantees.

(a)                                 The Company will not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital markets debt securities of the Company, Trinseo Finance or any Guarantor or guarantee all or a portion of the Credit Agreement), other than a Guarantor or Trinseo Finance, to Guarantee the payment of any Indebtedness of either Issuer or any other Guarantor unless:

(1)                                 such Restricted Subsidiary within thirty (30) days executes and delivers a supplemental indenture to this Indenture  providing for a senior Guarantee by such Restricted Subsidiary,  provided that

(i)                  if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such Guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee of the Notes; and

(ii)               if the Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes or the Guarantor’s Guarantee are subordinated to such Indebtedness;

(2)                                 such Restricted Subsidiary providing a Note Guarantee in accordance with this covenant will waive and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of obligations under this Indenture; and

(3)                                 such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(i)                  such Guarantee has been duly executed and authorized; and

(ii)               such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principals of equity;

provided that this Section 3.7 shall not be applicable (i) to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (ii) in the event that the Guarantee of the Company’s obligations under the Notes or this Indenture by such Subsidiary would not be permitted by applicable law, rule or regulation.

(b)                                 The Company may elect, in its sole discretion, to (i) cause any of its Parents or any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor and (ii) cause any of its Parents or any Subsidiary that is a Guarantor but is not otherwise required to be a Guarantor pursuant to this Section 3.7 to cease being a Guarantor.

SECTION 3.8.                            Limitation on Affiliate Transactions.

(a)                                 The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate value in excess of $5.0 million unless:

(1)                                 the terms of such Affiliate Transaction, taken as a whole, are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2)                                 in the event such Affiliate Transaction involves an aggregate value in excess of $10.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this Section 3.8(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors, if any.

(b)                                 The provisions of Section 3.8(a) shall not apply to:

(1)                                 any Restricted Payment permitted to be made pursuant to Section 3.3, or any Permitted Investment;

(2)                                 any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of or for, the benefit of officers, employees, directors, members of management or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business;

(3)                                 any Management Advances and any waiver or transaction with respect thereto;

(4)                                 any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(5)                                 the payment of compensation, reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, any current, former or future directors, officers, members of management, consultants or employees of the Company or any Restricted Subsidiary of the Company (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(6)                                 the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Holders in any material respect;

(7)                                 any customary transaction with a Securitization Entity effected as part of a Qualified Securitization Financing;

(8)                                 transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9)                                 any transaction between or among the Company or any Restricted Subsidiary and any Affiliate of the Company or an Associate or similar entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary or any Affiliate of the Company or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(10)                          issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary;

(11)                          [reserved];

(12)                          payment to any Permitted Holder of all reasonable out of pocket expenses Incurred by such Permitted Holder (or any Parent of the Company) in connection with its direct or indirect investment in the Company and its Subsidiaries;

(13)                          the Offering and the payment of all fees and expenses related to the Offering;

(14)                          transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(1);

(15)                          the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any equityholders’ agreement (including any registration rights agreement or purchase agreements related thereto) to which it (or any Parent of the Company) is party as of the Issue Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause (15) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respects;

(16)                          any purchases by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates;

(17)                          payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or industry norms (including, without limitation, any cash management activities related thereto); and

(18)                          payments by the Issuers (and any Parent of the Company) and its Restricted Subsidiaries pursuant to any tax sharing agreements in respect of “Related Taxes” among the Issuers (and any Parent of the Company) and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries.

SECTION 3.9.                            Change of Control.

(a)                                 If a Change of Control occurs after the Issue Date, unless the Issuers have previously or concurrently electronically delivered or mailed a redemption notice with respect to all the outstanding Notes as set forth under Section 5.7(a) or Section 5.7(b), the Issuers will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date.  Not later than the date that is 30 days after any Change of Control, the Issuers will send notice of such Change of Control Offer electronically or by first class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control Offer with the following information:

(1)                                 that a Change of Control Offer is being made pursuant to this Section 3.9 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2)                                 the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”) subject to extension (in the case where such notice is mailed or otherwise delivered prior to the occurrence of the Change of Control) in the event that the occurrence of the Change of Control is delayed;

(3)                                 that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)                                 that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)                                 that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)                                 that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)                                 that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered.  The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiples of $1,000 in excess of $2,000;

(8)                                 if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9)                                 the other instructions, as determined by the Issuers, consistent with this Section 3.9, that a Holder must follow.

The Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 and in integral multiples of $1,000 in excess thereof.  The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

(b)                                 On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1)                                 accept for payment all Notes issued by them or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)                                 deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)                                 deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(c)                                  The Issuers will not be required to make a Change of Control Offer with respect to a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, or (2) notice of redemption of all outstanding Notes has been given pursuant to this Indenture as described in Section 5.7, unless and until there is a default in the payment of the redemption price on the applicable redemption date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied.

(d)                                 Notwithstanding anything to the contrary in this Section 3.9, a Change of Control Offer may be made in advance of a Change of Control or conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(e)                                  If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers as described in this Section 3.9, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

(f)                                   The Issuers will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

SECTION 3.10.                     Reports.

(a)                                 Whether or not required by the SEC, so long as any Notes are outstanding, if not filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system) (“EDGAR”), the Company will furnish to the Holders of the Notes, within fifteen (15) days after the time periods specified below:

(1)                                 all financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K (or Form 6-K and Form 20-F if the Company were a “foreign private issuer” as such term is defined under the rules and regulations of the SEC), if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants,  within, in the case of annual information, 120 days after the end of each fiscal year and within, in the case of quarterly information, 60 days after the end of each of the first three  fiscal quarters of each fiscal year; and

(2)                                 as promptly as provided in the SEC’s rules and regulations, all current reports that would be required to be filed with the SEC on Form 8-K (or Form 6-K if the Company was a “foreign private issuer” as such term is defined under the rules and regulations of the SEC) if the Company were required to file such reports;

in each case, in a manner that complies in all material respects with the requirements specified in such form.    To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.   In addition, to the extent not satisfied by the foregoing, the Company agrees that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective purchasers, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b)                                 Substantially concurrently with the furnishing or making such information available to the Holders pursuant to Section 3.10(a), unless otherwise made available on EDGAR, the Company shall also post copies of such information required by Section 3.10(a) on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to Holders, prospective purchasers of the Notes (which prospective purchasers shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Company), and securities analysts and market making financial institutions that are reasonably satisfactory to the Company.

(c)                                  The Company may satisfy its obligations set forth in Sections 3.10(a) and (b) by furnishing reports relating to any Parent (including by making such reports available through EDGAR); provided that, in the case of any financial information, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

(d)                                 The Company will also hold quarterly conference calls for the Holders of the Notes to discuss financial information for the previous quarter; it being understood that such quarterly conference call may be the same conference call as with the Company’s (or any Parent’s) equity investors and analysts.  In the event the Company (or any Parent) does not hold any such conference call for equity investors and analysts, the conference call for the Holders of the Notes will be held  following the last day of each fiscal quarter of the Company and the Company will use its commercially reasonable efforts to cause such call to be held not later than ten (10) Business Days from the time that the Company distributes the financial information as set forth in Section 3.10(b).  The Company will issue a press release announcing the time and date of such conference call and providing instructions for Holders, securities analysts and prospective investors to obtain access to such call.

(e)                                  Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

SECTION 3.11.                     [Reserved].

SECTION 3.12.                     Maintenance of Office or Agency.  The Issuers will maintain an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices to or upon the Issuers in respect of the Notes and this Indenture may be delivered.  The Corporate Trust Office of the Trustee shall be such office or agency of the Issuers, unless the Issuers shall designate and maintain some other office or agency for one or more of such purposes.  The Issuers will give prompt written notice to the Trustee of any change in the location of any such office or agency.  If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made at the Corporate Trust Office of the Trustee, and the Issuers hereby appoint the Trustee as their agent to receive all such presentations and surrenders.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation.  The Issuers will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

SECTION 3.13.                     Corporate Existence.  Except as otherwise provided in this Article III, Article IV and Section 10.2(b), the Issuers will do or cause to be done all things necessary to preserve and keep in full force and effect their corporate existence and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Issuers and each Restricted Subsidiary; provided, however, that the Issuers shall not be required to preserve any such right, license or franchise or the corporate, partnership, limited liability company or other existence of any Restricted Subsidiary if the respective Board of Directors or, with respect to a Restricted Subsidiary that is not a Significant Subsidiary (or group of Restricted Subsidiaries that taken together would not be a Significant Subsidiary), senior management of the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders.

SECTION 3.14.                     Payment of Taxes.  The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Company), are being maintained in accordance with GAAP or where the failure to effect such payment will not be disadvantageous to the Holders.

SECTION 3.15.                     Payments for Consent.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture,  the Notes or the Guarantees unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 3.16.                     Compliance Certificate.  The Issuers shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuers an Officer’s Certificate, one of the signers of which shall be the principal executive officer, principal financial officer or principal accounting officer of the Company, stating that in the course of the performance by the signer of his or her duties as an Officer of the Company he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date.  If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Issuers are taking or propose to take with respect thereto.

SECTION 3.17.                     Further Instruments and Acts.  Upon request of the Trustee or as necessary to comply with future developments or requirements, the Issuers will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 3.18.                     Conduct of Business.  The Issuers will not, and will not permit any of their Restricted Subsidiaries to, engage in any businesses other than any business conducted or proposed to be conducted by the Issuers and their Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto or any reasonable extension thereof.

SECTION 3.19.                     Statement by Officers as to Default.  Each Issuer shall deliver to the Trustee, as soon as possible and in any event within 30 days after the Issuers become aware of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Issuers are taking or propose to take with respect thereto.

SECTION 3.20.                     Designation of Restricted and Unrestricted Subsidiaries.  The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause an Event of Default.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 3.3 or under one or more clauses of the definition of Permitted Investments, as determined by the Company.  That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause an Event of Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Issuers giving effect to such designation and an Officer’s Certificate of the Issuers certifying that such designation complies with the preceding conditions and was permitted under Section 3.3.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 3.2, the Issuers will be in default of such covenant.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 3.2, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no  Event of Default would be in existence following such designation.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Issuers giving effect to such designation and an Officer’s Certificate of the Issuers certifying that such designation complies with the preceding conditions.

SECTION 3.21.                     Suspension of Certain Covenants.  Following the first day the Notes have achieved Investment Grade Status and no Default or Event of Default has occurred and is continuing under this Indenture, then beginning on that day and ending on a Reversion Date (such period a “Suspension Period”), the Company and its Restricted Subsidiaries will not be subject to Sections 3.2, 3.3, 3.4, 3.5, 3.7, 3.8 and 4.1(a)(3).

On each Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified as having been Incurred pursuant to Section 3.2(a) or one of the clauses of Section 3.2(b) (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date).  To the extent such Indebtedness would not be so permitted to be Incurred pursuant to Section 3.2(a) or (b), such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.2(b)(5)(ii).  On or after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens.  Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 3.3 will be made as though Section 3.3 had been in effect since the Issue Date and throughout the Suspension Period.  Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 3.3(a).  However, no Default, Event of Default or breach of any kind shall be deemed to have occurred as a result of the Reversion Date occurring on the basis of any actions taken or the continuance of any circumstances resulting from actions taken or the performance of obligations under agreements entered into by the Issuers or any of the Restricted Subsidiaries during the Suspension Period (other than agreements to take actions after the Reversion Date that would not be permitted outside of the Suspension Period entered into in contemplation of the Reversion Date).

During the Suspension Period, no Restricted Subsidiary may be designated as an Unrestricted Subsidiary.

The Issuers, in an Officer’s Certificate, shall provide the Trustee notice of any Covenant Suspension or Reversion Date.  The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Issuers’ future compliance with their covenants or (iii) notify the Holders of a Covenant Suspension or Reversion Date.

SECTION 3.22.                     Trinseo Finance.  Trinseo Finance shall not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the Incurrence of Indebtedness as the co-obligor or guarantor, as the case may be, of the Notes and any other Indebtedness that is permitted to be Incurred by the Company under Section 3.2; provided, however, that the net proceeds of such Indebtedness are not retained by Trinseo Finance and (2) activities incidental thereto.  Neither Trinseo S.A., the Company nor any of their Restricted Subsidiaries shall engage in any transactions with Trinseo Finance in violation of the immediately preceding sentence.  Trinseo Finance shall be a Wholly Owned Subsidiary of the Company that is a Domestic Subsidiary at all times.  For so long as the Company or any successor obligor under the Notes is a Person that is not incorporated in the United States of America, any State of the United States or the District of Columbia, there will be a co-issuer of the Notes that is a Wholly Owned Subsidiary of the Company (or such successor thereof) that is a Domestic Subsidiary.

ARTICLE IV

SUCCESSOR ISSUER; SUCCESSOR PERSON

SECTION 4.1.                            Merger and Consolidation.

(a)                                 Neither Issuer will consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)                                 the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of any member state of the European Union, the United States of America, any State of the United States or the District of Columbia and the Successor Company (if neither of the Issuers) will expressly assume, by supplemental indenture, amendment or other instrument executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes, this Indenture, and if such Successor Company is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2)                                 immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)                                 immediately after giving effect to such transaction, either (a) the Successor Company with respect to such Issuer would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 3.2(a) hereof or (b) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such transaction; and

(4)                                 the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, conveyance,  transfer or lease is permitted under this Indenture and that such supplemental indenture, amendment or other instrument (if any) complies with this Indenture and an Opinion of Counsel to the effect that such supplemental indenture, amendment or other instrument (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company (in each case, in form reasonably satisfactory to the Trustee); provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above.

(b)                                 For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(c)                                  The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the applicable Issuer under this Indenture and the Notes but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under this Indenture or the Notes (including with respect to amounts due to the Trustee in its own capacity, including indemnity obligations).

(d)                                 Notwithstanding Section 4.1(a)(2), (a)(3) and (a)(4) (which do not apply to transactions referred to in this sentence), (i) any Restricted Subsidiary of the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company and (ii) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary.  Notwithstanding Section 4.1(a)(2) and (a)(3) (which do not apply to the transactions referred to in this sentence), the Company may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company.

(e)                                  The foregoing provisions (other than the requirements of Section 4.1(a)(2)) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary of the Company.

(f)                                   No Guarantor may:

(1)                                 consolidate with or merge with or into any Person; or

(2)                                 sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to, any Person; or

(3)                                 permit any Person to merge with or into the Guarantor, unless:

(i)                  the other Person is the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(ii)               (A)  either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under its Guarantee of the Notes; and

(B)                               immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(iii)            the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by this Indenture.

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.1.                            Notices to Trustee.  If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 5.7 hereof, they must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1)                                 the clause of this Indenture pursuant to which the redemption shall occur;

(2)                                 the redemption date;

(3)                                 the principal amount of Notes to be redeemed; and

(4)                                 the redemption price;

provided, that any Officer’s Certificate pursuant to this Section 5.1 may be furnished more than 60 days prior to a redemption date if (x) the Officer’s Certificate is furnished in connection with Article VIII or Article XI hereof or (ii) such Officer’s Certificate relates to a redemption that is conditioned upon satisfaction (or waiver by the Issuers in their sole discretion) of one or more conditions precedent and any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion).

Any optional redemption referenced in such Officer’s Certificate may be canceled by the Issuers at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

SECTION 5.2.                            Selection of Notes to Be Redeemed or Purchased.  If less than all of the Notes are to be redeemed pursuant to Section 5.7 or purchased in an Asset Disposition Offer pursuant to Section 3.5 or a redemption pursuant to Section 5.9, the Trustee will select Notes for redemption or purchase (a) if the Notes are in global form, on a pro rata basis or by lot or such similar method in accordance with the procedures of DTC, and (b) if the Notes are in definitive form, on a pro rata basis (subject to adjustments to maintain the authorized Notes denomination requirements) except:

(1)                                 if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)                                 if otherwise required by law.

No Notes in an unauthorized denomination of less than $2,000 and in integral multiples $1,000 in excess thereof shall be redeemed in part.  In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased.  Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 5.3.                            Notice of Redemption.  Except in the case of redemptions due to changes in tax law (for which the time frame will be as set forth in Section 5.9), at least 30 days but not more than 60 days before a redemption date, the Issuers will send or cause to be delivered electronically or mailed by first class mail postage prepaid, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article VIII or XI hereof or in the event the redemption date is delayed as a result of any condition precedent to the occurrence thereof not being satisfied or waived by the Issuers.

The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(1)                                 the redemption date;

(2)                                 the redemption price;

(3)                                 if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)                                 the name and address of the Paying Agent;

(5)                                 that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)                                 that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)                                 the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)                                 that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(9)                                 any condition to such redemption.

At the Issuers’ request, the Trustee will give the notice of redemption in the Issuers’ name and at its expense; provided, however, that the Issuers have delivered to the Trustee, at least 30 days prior to the redemption date (or such shorter period as is acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

The Issuer may provide in such notice of redemption that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Any redemption and notice of redemption may, at the Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to an Equity Offering, the consummation of such Equity Offering) and if applicable, such notice of redemption shall state that, in the Issuers’ sole discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) or, in the good faith judgment of the Issuers, cannot be satisfied, by the redemption date as stated in such notice, or by the redemption date as so delayed.

SECTION 5.4.                            Effect of Notice of Redemption.  Once notice of redemption is sent in accordance with Section 5.3 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.  Notice of redemption may, at the Issuers’ option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering (in the case of redemption pursuant to Section 5.7(b) hereof) or Change of Control (in the case of purchase pursuant to Section 3.9 hereof), as the case may be.

SECTION 5.5.                            Deposit of Redemption or Purchase Price.  By no later than 10:00 a.m. (New York time) on the redemption or purchase date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or purchased on that date.  The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1(a) hereof.

SECTION 5.6.                            Notes Redeemed or Purchased in Part.  Upon surrender of a Note that is redeemed or purchased in part, the Issuers will issue and, upon receipt of an Issuer Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

SECTION 5.7.                            Optional Redemption.

(a)                                 At any time prior to September 1, 2020, the Issuers may redeem the Notes in whole or in part, at their option, at a redemption price equal to 100.000% of the principal amount of such Notes plus the relevant Applicable Premium as of, and accrued and unpaid interest to, but not including, the redemption date.

(b)                                 At any time and from time to time on or after September 1, 2020, the Issuers may redeem the Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest on the Notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on September 1 of the year indicated below:

12-Month Period Commencing September 1 in year	Percentage
2020	102.688%
2021	101.792%
2022	100.896%
2023 and thereafter	100.000%

(c)                                  At any time and from time to time prior to September 1, 2020, the Issuers may on one or more occasions redeem the Notes in an aggregate principal amount (the “Equity Offering Redemption Amount”) not to exceed an amount equal to the aggregate net cash proceeds from one or more Equity Offerings at a redemption price equal to 105.375%, plus accrued and unpaid interest to, but not including, the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes, as applicable (including any Additional Notes issued after the Issue Date); provided that:

(1)                                 In each case the redemption takes place not later than 180 days after the closing of the related Equity Offering,

(2)                                 not less than 50% of the original aggregate principal amount of the Notes issued under this Indenture (including Additional Notes) remains outstanding immediately thereafter (excluding Notes held by the Company, the Issuers or any of the Restricted Subsidiaries), and

(3)                                 an amount equal to or exceeding the applicable Equity Offering Redemption Amount shall be received by, or contributed to the capital (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of, the Company or any Restricted Subsidiary.

(d)                     Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e)                      Any redemption pursuant to this Section 5.7 shall be made pursuant to the provisions of Sections 5.1 through 5.6.

(f)                                   If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such interest record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuers.

SECTION 5.8.                            Mandatory Redemption.  The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Issuers may be required to offer to purchase Notes under Section 3.5 and Section 3.9.  The Issuers may at any time and from time to time purchase Notes in the open market or otherwise.

SECTION 5.9.                            Tax Redemption.  The Issuers may, at their option, redeem the Notes, in whole but not in part, at any time upon not less than 15 days’ nor more than 30 days’ notice to the Holders (which notice shall be given in accordance with the procedures described in Section 5.3), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but not including, the redemption date, premium, if any, and all Additional Amounts, if any, then due and which will become due on the date of redemption as a result of the redemption or otherwise, if the Issuers determine in good faith that any Issuer or any Guarantor is, or on the next date on which any amount would be payable in respect of the Notes, would be obligated to pay Additional Amounts in respect of the Notes pursuant to the terms and conditions thereof, which such Issuer or such Guarantor, as the case may be, cannot avoid by the use of reasonable measures available to it (including, without limitation, making payment through a paying agent located in another jurisdiction), as a result of:

(a)                                 any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction affecting taxation which becomes effective on or after the Issue Date or, in the case of a Relevant Taxing Jurisdiction that arises after the Issue Date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under this Indenture (or, in the case of a successor Person, after the date of assumption by the successor person of the obligations thereunder); or

(b)                                 any change in the official application, administration, or interpretation of the laws, regulations or rulings of any Relevant Taxing Jurisdiction (including a holding, judgment, or order by a court of competent jurisdiction), on or after the Issue Date or, in the case of a Relevant Taxing Jurisdiction has changed since the Issue Date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under this Indenture (or, in the case of a successor Person, after the date of assumption by the successor person of the obligations thereunder) (each of Section 5.9(a) and (b), a “Change in Tax Law”).

Notwithstanding the foregoing, the Issuers may not redeem the Notes under this Section 5.9 if a Relevant Taxing Jurisdiction changes under this Indenture and the Issuers are obligated to pay Additional Amounts as a result of a Change in Tax Law of such Relevant Taxing Jurisdiction which was officially announced at the time the latter became a Relevant Taxing Jurisdiction.

In the case of a Guarantor that becomes a party to this Indenture after the Issue Date or a successor person (including a surviving entity), the Change in Tax Law must become effective after the date that such entity (or another person organized or resident in the same jurisdiction) becomes a party to this Indenture.  In the case of Additional Amounts required to be paid as a result of the Issuers conducting business in any jurisdiction other than a Relevant Taxing Jurisdiction, the Change in Tax Law must become effective after the date the Issuers begin to conduct the business giving rise to the relevant withholding or deduction.

Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Issuers or any Guarantor, would be obliged to make such payment of Additional Amounts or withholding if a payment in respect of the Notes or the relevant Guarantee, as the case may be, were then due and (b) unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

The foregoing provisions shall apply mutatis mutandis to any successor Person, after such successor Person becomes a party to this Indenture, with respect to a Change in Tax Law occurring after the time such successor person becomes a party to this Indenture.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1.                            Events of Default.  Each of the following is an “Event of Default”:

(1)                                 default in any payment of interest, if any, on any Note when due and payable, continued for 30 days;

(2)                                 default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)                                 failure to comply for 60 days (or in the case of a failure to comply with Section 3.10, 120 days) after written notice by the Trustee on behalf of the Holders or by the Holders of at least 30% in principal amount of the outstanding Notes with the Issuers’ agreements or obligations contained in this Indenture;

(4)                                 default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or any of its Restricted Subsidiaries, whether such Indebtedness or Guarantee now exists or is created after the date hereof, which default:

(A)                               is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(B)                               results in the acceleration of such Indebtedness prior to its stated final maturity (after giving effect to any applicable grace periods);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $95.0 million or more;

(5)                                 failure by the Issuers or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuers for a fiscal period end provided as required under Section 3.10) would constitute a Significant Subsidiary), to pay final judgments aggregating in excess of $95.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 consecutive days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)                                 any Note Guarantee ceases to be in full force and effect, other than in accordance with the terms of this Indenture or a Guarantor denies or disaffirms its obligations under its Note Guarantee, other than in accordance with the terms of this Indenture or upon release of such Guarantee in accordance with this Indenture;

(7)                                 the Issuers or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for the Company, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A)                               commences a voluntary case or proceeding;

(B)                               consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C)                               consents to the appointment of a Custodian of it or for substantially all of its property;

(D)                               makes a general assignment for the benefit of its creditors;

(E)                                consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(F)                                 takes any comparable action under any foreign laws relating to insolvency;

(8)                                 a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)                               is for relief against the Company or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for the Company, would constitute a Significant Subsidiary, in an involuntary case;

(B)                               appoints a Custodian of the Company, any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for the Company, would constitute a Significant Subsidiary, for substantially all of its property;

(C)                               orders the winding up or liquidation of the Company, any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for the Company, would constitute a Significant Subsidiary;

(D)                               any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days;

(E)                                a Luxembourg Insolvency Event occurs in relation to the Company or any Guarantor organized under the laws of Luxembourg that is a Significant Subsidiary; or

(F)                                 a German Insolvency Event occurs in relation to any Guarantor organized under the laws of the Federal Republic of Germany that is a Significant Subsidiary.

A Default under clauses (3), (4) or (5) above will not constitute an Event of Default until the Trustee or the Holders of 30% in principal amount of the outstanding Notes notify the Issuers (and, in the case of notice from the Holders, the Trustee) of the Default and, with respect to clauses (3) and (5), the Issuers do not cure such Default within the time specified in clauses (3) or (5), as applicable, after receipt of such notice.

SECTION 6.2.                            Acceleration.  If any Event of Default (other than an Event of Default described in clause (7) or (8) of Section 6.1) occurs and is continuing, the Trustee by notice to the Issuers, or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Issuers and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be immediately due and payable.  Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately.

In the event of any Event of Default specified in clause (4) of Section 6.1, such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1)                                 (x)  the Indebtedness that gave rise to such Event of Default shall have been discharged in full; or

(y)                                 the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(z)                                  if the default that is the basis for such Event of Default has been cured; and

(2)                                 (a)  the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(b)                                 all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

If an Event of Default described in clause (7) or (8) of Section 6.1 occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.3.                            Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative.

SECTION 6.4.                            Waiver of Past Defaults.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture  except (i) a Default or Event of Default in the payment of the principal of, or premium, if any, or interest on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest, premium, if any, and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) the Issuers have paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (4) of Section 6.1, the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived.  No such rescission shall affect any subsequent Default or impair any right consequent thereto.  When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.5.                            Control by Majority.  The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.  Prior to taking any such action hereunder, the Trustee shall be entitled to indemnification satisfactory to it against all fees, losses, liabilities and expenses (including attorney’s fees and expenses) that may be caused by taking or not taking such action.

SECTION 6.6.                            Limitation on Suits.  Subject to Section 6.7, a Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1)                                 such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)                                 Holders of at least 30% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)                                 such Holders have offered in writing the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)                                 the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5)                                 Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.7.                            Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the right of any Holder to receive payment of principal of, premium, if any, or interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8.                            Collection Suit by Trustee.  If an Event of Default specified in clause (1) or (2) of Section 6.1 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount then due and owing (together with interest on any unpaid interest and, if any, to the extent lawful) and the amounts provided for in Section 7.7.

SECTION 6.9.                            Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers, their Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to  consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.                     Priorities.

(a)                                 If the Trustee collects any money or property pursuant to this Article VI or, after an Event of Default, any money or other property distributable in respect of the Issuers’ obligations under this Indenture, it shall pay out the money or property in the following order:

FIRST:  to the Trustee (including any predecessor trustee) for amounts due to it under Section 7.7;

SECOND:  to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and

THIRD:  to the Issuers, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b)                                 The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.  At least 15 days before such record date, the Issuers shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11.                     Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuers, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1.                            Duties of Trustee.

(a)                                 If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would use in the conduct of his or her own affairs.

(b)                                 Except during the continuance of an Event of Default:

(1)                                 the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)                                 in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be.  However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)                                  The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1)                                 this Section 7.1(c) does not limit the effect of clause (b) of this Section 7.1;

(2)                                 the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3)                                 the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4)                                 No provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)                                 Every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.1.

(e)                                  The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers.

(f)                                   Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.2.                            Rights of Trustee.  Subject to Section 7.1:

(a)                                 The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person or Persons.  The Trustee shall receive and retain financial reports and statements of the Company as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Company and shall not be deemed to have knowledge of any matter contained therein.

(b)                                 The Trustee need not investigate any fact or matter stated in the document. the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(c)                                  Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(d)                                 The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(e)                                  The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its discretion, rights or powers conferred upon it by this Indenture.

(f)                                   The Trustee may consult with counsel of its selection, and the advice or any opinion of counsel shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in accordance with the advice or opinion of such counsel.

(g)                                  The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless written notice of any event which is in fact such a Default or Event of Default or of any such Significant Subsidiary is received by a Trust Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)                                 The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(i)                                     The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

(j)                                    The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is known to a Trust Officer of the Trustee.

(k)                                 Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.

(l)                                     The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuers and the Restricted Subsidiaries, personally or by agent or attorney, at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(m)                             The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(n)                                 The Trustee may request that the Issuers deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(o)                                 In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(p)                                 Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by one Officer of the Issuers and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.

(q)                                 The Trustee shall have no obligation to monitor or verify compliance by the Issuers or any Guarantor with any other obligation or covenant under this Indenture.

SECTION 7.3.                            Individual Rights of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers, Guarantors or their Affiliates with the same rights it would have if it were not Trustee.  Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights.  However, the Trustee must comply with Sections 7.10 and 7.11.  In addition, the

Trustee shall be permitted to engage in transactions with the Issuers and their Affiliates and Subsidiaries; provided, however, that if the Trustee acquires any conflicting interest within the meaning of Section 310(b) of the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest or (ii) resign.

SECTION 7.4.                            Trustee’s Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity, sufficiency or adequacy of this Indenture,  or the Notes, shall not be accountable for the Issuers’ use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money or proceeds paid to the Issuers pursuant to the terms of this Indenture and shall not be responsible for the recitals or any statement of the Issuers in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes, other than the Trustee’s certificate of authentication, and the Trustee assumes no responsibility for their correctness.  The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture.  The Trustee shall have no duty to monitor or investigate the Issuers’ compliance with or the breach of, or cause to be performed or observed, any representation, warranty, or covenant, or agreement of any Person, other than the Trustee, made in this Indenture.

SECTION 7.5.                            Notice of Defaults.  If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 60 days after it is actually known to a Trust Officer.  Except in the case of a Default or Event of Default in payment of principal of, or premium, if any, or interest on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long it in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.6.                            Reports by Trustee to Holders.  Within 60 days after each April 30 beginning April 30, 2018, the Trustee shall mail to each Holder a brief report dated as of such April 30 that complies with TIA Section 313(a) if and to the extent required thereby. The Trustee also shall comply with Trust Indenture Act Section 313(b)(2), to the extent applicable. The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c).

SECTION 7.7.                            Compensation and Indemnity.  The Company shall pay to the Trustee from time to time such compensation, for its acceptance of this Indenture and services hereunder, as the parties shall agree in writing from time to time.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuers and the Guarantors, jointly and severally, shall reimburse the Trustee promptly upon request for all out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee and its officers, directors, employees, agents and any predecessor trustee and their respective officers, directors, employees and agents (the Trustee and each such party, an “Indemnified Party”) for, and hold each Indemnified Party harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) incurred by any Indemnified Party in connection with the acceptance and administration of this trust and the performance of its duties hereunder (including the reasonable costs and expenses of enforcing this Indenture  against the Issuers or any of the Guarantors (including this Section 7.7) or defending itself against any claim whether asserted by any Holder, any Issuer or any Guarantor or any holder of Pari Passu Indebtedness, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder), including taxes  (but excluding taxes imposed on such Persons in connection with compensation for such administration or performance).  Each Indemnified Party shall notify the Company promptly of any claim for which it may seek indemnity.  Failure by such Indemnified Party to so notify the Company shall not relieve the Issuers and the Guarantors of their obligations hereunder.  The Company shall defend the claim and each each Indemnified Party may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel.  Neither Issuer nor any Guarantor need reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith as determined by a final order of a court of competent jurisdiction.  Neither Issuer nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company under this Section 7.7 shall survive the satisfaction and discharge of this Indenture, the earlier resignation or removal of the Trustee or the termination for any reason of this Indenture.

Notwithstanding anything to the contrary in Section 3.6 hereof, to secure the payment obligations of the Issuers and the Guarantors in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except money or property held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture, the earlier resignation or removal of the Trustee or the termination for any reason of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(7) or Section 6.1(8) hereof occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.8.                            Replacement of Trustee.  The Trustee may resign at any time by so notifying the Issuers in writing not less than 30 days prior to the effective date of such resignation.  The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuers’ written consent, which consent will not be unreasonably withheld.  The Issuers shall remove the Trustee if:

(1)                                 the Trustee fails to comply with Section 7.10 hereof;

(2)                                 the Trustee is adjudged bankrupt or insolvent;

(3)                                 the Trustee has or acquires a conflict of interest that is not eliminated;

(4)                                 a receiver or other public officer takes charge of the Trustee or its property; or

(5)                                 the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuers or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall, at the expense of the Issuers, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Issuers’ expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuers’ obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.  The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

SECTION 7.9.                            Successor Trustee by Merger.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10.                     Eligibility; Disqualification.  This Indenture shall always have a Trustee that satisfies the requirements of TIA Sections 310(a)(1), (2) and (5) in every respect.  The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.  The Trustee shall comply with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuers are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

SECTION 7.11.                     Preferential Collection of Claims Against the Issuers. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b).  A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated.

SECTION 7.12.                     FATCA Withholding.  Notwithstanding any other provision of this Indenture, the Trustee shall be entitled to make a deduction or withholding from any payment that it makes under this Indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by FATCA (as defined below), including by virtue of the relevant holder failing to satisfy any certification or other requirements under FATCA in respect of the Notes, in which event the Trustee shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted, and shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such withholding tax.

The Issuer hereby covenants with the Trustee that it will provide the Trustee with sufficient information so as to enable the Trustee to determine whether or not the Trustee is obliged, in respect of any payments to be made by it pursuant to this Indenture, to make any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement) (“FATCA”).

SECTION 7.13.                     Trustee’s Application for Instruction from the Issuers.  Any application by the Trustee for written instructions from the Issuers may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective.  The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer of the Issuers actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1.                            Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance.  The Issuers may, at their option and at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2.                            Legal Defeasance and Discharge.  Upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under such Notes, the Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Issuers, shall execute such instruments as requested by the Issuers acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)                                 the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any,  on the Notes when such payments are due solely out of the trust referred to in Section 8.4 hereof;

(2)                                 the Issuers’ obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.12 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3)                                 the rights, powers, trusts, duties and immunities of the Trustee and the Issuers’ or Guarantors’ obligations in connection therewith; and

(4)                                 this Article VIII with respect to provisions relating to Legal Defeasance.

SECTION 8.3.                            Covenant Defeasance.  Upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.16, 3.19, 3.21 and 4.1 (except Sections 4.1(a)(1) and (a)(2)) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder.  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Issuers and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby.  In addition, upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(3) (other than with respect to Sections 4.1(a)(1) and (a)(2)), 6.1(4), 6.1(5), 6.1(6), 6.1(7) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), and 6.1(8) (with respect only to a Guarantor that is a Significant Subsidiary or any group of

Guarantors that taken together would constitute a Significant Subsidiary) hereof shall not constitute Events of Default.

SECTION 8.4.                            Conditions to Legal or Covenant Defeasance.  In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof:

(1)                                 the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. Dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment (which shall not be subject to the requirements of Section 13.5) for the payment of  principal of and premium, if any, interest due on the Notes issued under this Indenture on the stated maturity date or on the applicable redemption date, as the case may be, and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2)                                 in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel from United States counsel confirming that, subject to customary assumptions and exclusions;

(A)                               the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(B)                               since the issuance of such Notes, there has been a change in the applicable U.S. federal income tax law;

in either case stating that, and based thereon such Opinion of Counsel from United States counsel shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)                                 in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel from United States counsel stating that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)                                 no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)                                 such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which either Issuer or any Guarantor is a party or by which either Issuer or any Guarantor is bound;

(6)                                 the Issuers shall have delivered to the Trustee an Opinion of Counsel stating that, as of the date of such opinion and subject to customary assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of Sections 547 and 548 of Title 11 of the United States Code, as amended, or any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally under any applicable U.S. federal or state law;

(7)                                 the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuers or any Guarantor or others; and

(8)                                 the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.5.                            Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.  Subject to Section 8.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including an Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.  The indemnity contained herein shall survive discharge of this Indenture and any resignation or removal of the Trustee.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any cash in U.S. Dollars or U.S. Government Obligations held by it as provided in Section 8.4 hereof which, in the case of the value of U.S. Government Obligations, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, considered together with the cash, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6.                            Repayment to the Issuers.  Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuers on their written request unless an abandoned property law designates another Person or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

SECTION 8.7.                            Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or Dollars or U.S. Government Obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.1.                            Without Consent of Holders.  Notwithstanding Section 9.2 hereof, without the consent of any Holder, the Issuers, the Trustee and the other parties thereto, as applicable, may amend or supplement any Note Documents to:

(1)                                 cure any ambiguity, omission, mistake, defect, error or inconsistency, or reduce the minimum denomination of the Notes;

(2)                                 provide for the assumption by a successor Person of the obligations of the Issuers or any Guarantor under any Note Document;

(3)                                 provide for uncertificated Notes in addition to or in place of certificated Notes;

(4)                                 add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(5)                                 make any change that does not adversely affect the rights of any Holder in any material respect;

(6)                                 make such provisions as necessary (as determined in good faith by the Company) for the issuance of Additional Notes in accordance with the terms of this Indenture;

(7)                                 provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with Section 3.2, to add Note Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Note Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture;

(8)                                 evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements hereof or to provide for the accession by the Trustee to any Note Document;

(9)                                 make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect; or

(10)                          conform the text of this Indenture, the Notes or the Note Guarantees to the provisions under the heading “Description of Notes” in the Offering Memorandum to the extent that such provision under the heading “Description of Notes” in the Offering Memorandum is intended to be a verbatim recitation or a summary of a provision of this Indenture, the Notes or the Note Guarantees as certified in an Officer’s Certificate.

Subject to Section 9.2, upon the request of the Issuers and upon receipt by the Trustee of the documents described in Sections 9.6 and 13.4 hereof, the Trustee  will join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture or other Note Document unless such amended or supplemental indenture or other Note Document affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

After an amendment or supplement under this Section 9.1 becomes effective, the Issuers shall mail to Holders a notice briefly describing such amendment or supplement.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.1.

SECTION 9.2.                            With Consent of Holders.  Except as provided below in this Section 9.2, the Issuers, the Guarantors and the Trustee may amend or supplement the Note Documents with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and issued under this Indenture, other than Notes beneficially owned by the Issuers or their Affiliates, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to Sections 6.4 and 6.7 hereof, any existing Default or Event of Default (other than a Default or an Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Note Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes issued under this Indenture (including consents obtained in connection with a purchase of or tender offer or exchange offer for Notes).  Section 2.12 hereof and Section 13.6 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.

Upon the request of the Issuers accompanied by a resolution of their Boards of Directors authorizing the execution of any such amended or supplemental indenture or other Note Document, and upon the filing with the Trustee of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 9.6 and 13.4 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture or other Note Document unless such amended or supplemental indenture or other Note Document affects the Trustee’s own rights, duties or immunities under this Indenture or any other Note Document or otherwise, in which case the Trustee  may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture or other Note Document.

Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a nonconsenting Holder:

(1)                                 reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2)                                 reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Section 3.5 and Section 3.9);

(3)                                 reduce the principal of or extend the Stated Maturity of any such Note;

(4)                                 reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in Section 5.7; provided that any amendment to the notice requirements may be made with the consent of the Holders of a majority in aggregate principal amount of then outstanding Notes;

(5)                                 make any such Note payable in currency other than that stated in such Note;

(6)                                 impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes;

(7)                                 waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(8)                                 make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.2.

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.  A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

After an amendment or supplement under this Section 9.2 becomes effective, the Issuers shall mail to Holders a notice briefly describing such amendment or supplement.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement.

SECTION 9.3.                            [Reserved].

SECTION 9.4.                            Revocation and Effect of Consents and Waivers.  Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.5.                            Notation on or Exchange of Notes.  The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6.                            Trustee to Sign Amendments.  The Trustee shall sign any amended or supplemental indenture or amendment to other Note Document authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Issuers may not sign an amended or supplemental indenture until the Board of Directors of each Issuer approves it.  In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Sections 7.1 and 7.2 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 13.4 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and is valid, binding and enforceable against the Issuers in accordance with its terms.

ARTICLE X

GUARANTEE

SECTION 10.1.                     Guarantee.  Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest  on the

Notes and all other obligations and liabilities of the Issuers under this Indenture (including without limitation interest  accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuers or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7),  (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).  Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except (i) to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Guarantees will rank senior in right of payment to such other Indebtedness and (ii) to the extent such other Indebtedness has priority by operation of law.

To evidence its Note Guarantee set forth in this Section 10.1, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Note Guarantee set forth in this Section 10.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuers of any of the Guaranteed Obligations and also waives notice of protest for nonpayment.  Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Note Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.  Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuers or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of an Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 10.2, Article VIII or Article XI.  Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of an Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of an Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest  on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuers or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Note Guarantee.

Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee,  or the Holders in enforcing any rights under this Section.

The Note Guarantee set forth in this Section 10.1 is a continuing guarantee of payment and shall apply to all Guaranteed Obligations whenever arising.

SECTION 10.2.                     Limitation on Liability; Termination, Release and Discharge.

(a)                                 Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder, only to the extent limited by the provisions of local law applicable to each Guarantor, will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under its applicable federal, foreign or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)                                 Any Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged upon:

(1)                                 a sale or other disposition (including by way of consolidation or merger) of the Capital Stock of such Guarantor or a sale or disposition of all or substantially all the assets of the Guarantor (other than to the Issuers or a Restricted Subsidiary), in each case, otherwise permitted by this Indenture;

(2)                                 the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(3)                                 defeasance or discharge of the Notes pursuant to Article VIII or Article XI;

(4)                                 to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of the guarantee referred to in such clause;

(5)                                 to the extent such Guarantor is also a guarantor or borrower under the Credit Agreement  or other capital markets debt and, at the time of release of its Note Guarantee,  has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Credit Agreement and such capital markets debt (except a release by or as a result of a payment thereon);

(6)                                 upon the achievement of Investment Grade Status by the Notes; provided that such Note Guarantee shall be reinstated upon the Reversion Date; or

(7)                                 If such Guarantor is not required to be a Guarantor pursuant to Section 3.2, upon notice by the Issuers to the Trustee to release such Guarantor from its Note Guarantee.

(c)                                  To the extent that the jurisdiction of incorporation, organization or formation of any Guarantor that is or becomes a party to this Indenture requires additional local law provisions with respect to such new Guarantor’s Note Guarantee obligations, such provisions shall be set out (i) in the case of any Guarantor party to this Indenture on the Issue Date, the additional provisions set forth in Schedule I applicable to the jurisdiction in which such Guarantor was incorporated, organized or formed (as applicable) and (ii) in the case of any Subsidiary or other Person that is required to become a Guarantor after the Issue Date pursuant to Section 3.7, in a supplemental indenture and, in each case, shall be deemed incorporated by reference into this Section 10.2.  It being understood that such provisions shall be reasonable and customary as determined by the Issuers and certified as such in an Officer’s Certificate.

(d)                                 If any Guarantor becomes an Immaterial Subsidiary, the Issuers shall have the right, by execution and delivery of a supplemental indenture to the Trustee, to cause such Immaterial Subsidiary to cease to be a Guarantor, subject to the requirement that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary (except that if such Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental indenture).

SECTION 10.3.                     Right of Contribution.  Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuers or any other Guarantor who has not paid its proportionate share of such payment.  The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4.                     No Subrogation.  Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuers or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuers or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuers on account of the Guaranteed Obligations are paid in full.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

SECTION 10.5.                     Execution of Supplemental Indenture for Future Guarantors.  Each Subsidiary and other Person which is required to become a Guarantor pursuant to Section 3.7, subject to Section 10.2 hereof, shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit B hereto pursuant to which such Subsidiary or other Person shall become a Guarantor under this Article X and shall guarantee the Guaranteed Obligations.  Concurrently with the execution and delivery of such supplemental indenture, the Issuers shall deliver to the Trustee an Officer’s Certificate stating that such supplemental indenture is authorized or permitted by this Indenture and an Opinion of Counsel to the effect that such supplemental indenture is authorized or permitted by this Indenture and, subject to customary exceptions, is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.1.                     Satisfaction and Discharge.  This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a)                                 either:

(1)                                 all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)                                 all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise or (ii) will become due and payable within one year at their Stated Maturity or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, in the name, and at the expense of the Issuers;

(b)                                 the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. Dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment, to pay and discharge the entire Indebtedness on such Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be;

(c)                                  no  Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to this Indenture or the Notes issued hereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which an Issuer or any Guarantor is a party or by which an Issuer or any Guarantor is bound;

(d)                                 the Issuers or any Guarantor has paid or caused to be paid all sums payable by the Issuers under this Indenture; and

(e)                                  the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such Notes issued hereunder at maturity or the redemption date, as the case may be.

In addition, the Issuers shall deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to clause (a)(2) of this Section 11.1, the provisions of Sections 8.6 and 11.2 hereof will survive.

SECTION 11.2.                     Application of Trust Money.  Subject to the provisions of Section 8.6 hereof, all money deposited with the Trustee pursuant to Section 11.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including an Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1 hereof; provided that if the Issuers have made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE XII

[RESERVED]

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1.                     [Reserved].

SECTION 13.2.                     Notices.  Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be validly given if given in writing and delivered in person, sent by facsimile, sent by electronic mail in PDF format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Issuers or to any Guarantor:

Trinseo Materials Operating S.C.A.
Attention:  its general partner

c/o Cristina Capacchietti
46A, avenue John F. Kennedy, L-1855 Luxembourg
Grand Duchy of Luxembourg

with a copy to:

Trinseo S.A.
Attention:  its board of directors

c/o Linda Becker
46A, avenue John F. Kennedy, L-1855 Luxembourg
Grand Duchy of Luxembourg

with a copy to:

Trinseo LLC
Attention:  Chief Legal Officer
1000 Chesterbrook Boulevard
Suite 300
Berwyn, Pennsylvania  19312

with a copy to (which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement hereof):

K&L Gates LLP

599 Lexington Avenue

New York, New York 10022

Facsimile: +1 212 536 3901

Attention: Lorraine Massaro

if to the Trustee, at its Corporate Trust Office, which corporate trust office for purposes of this Indenture is at the date hereof located at:

The Bank of New York Mellon

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

Attention: Corporate Trust Administration

The Issuers or the Trustee by written notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuers or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in PDF format; when receipt is acknowledged, if telecopied; and seven calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).  Any notice or communication to the Trustee shall be deemed delivered upon receipt.

Any notice or communication sent to a Holder shall be mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

SECTION 13.3.                     Communication by Holders with Other Holders.  Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

SECTION 13.4.                     Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Issuers or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture, the Issuers or such Guarantor, as the case may be, shall furnish to the Trustee:

(1)                                 an Officer’s Certificate in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.5 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)                                 an Opinion of Counsel in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.5 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with; provided that no such Opinion of Counsel shall be required to be delivered in connection with the issuance of the Notes that are issued on the Issue Date.

SECTION 13.5.                     Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1)                                 a statement that the individual making such certificate or opinion has read such covenant or condition;

(2)                                 a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)                                 a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)                                 a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 13.6.                     When Notes Disregarded.  In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded.  Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 13.7.                     Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by, or at meetings of, Holders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.8.                     Legal Holidays.  A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the state of the place of payment.  If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 13.9.                     Governing Law.  THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  THE APPLICATION OF THE PROVISIONS SET OUT IN ARTICLES 84 TO 94-8 OF THE LUXEMBOURG COMPANIES ACT IS EXCLUDED.

SECTION 13.10.              Jurisdiction.  Each of the Issuers and the Guarantors agree that any suit, action or proceeding against the Issuers or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Note Guarantees or the Notes may be instituted in the courts of the State of New York and the United States District Court for the Southern District of New York and any appellate court thereof, in each case, sitting in the Borough of Manhattan, The City of New York, New York. The Issuers and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum.  The Issuers and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuers or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuers or the Guarantors, as the case may be, are subject by a suit upon such judgment.

SECTION 13.11.              Waivers of Jury Trial.  EACH OF THE ISSUERS, THE GUARANTORS AND THE TRUSTEE HEREBY, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREBY, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 13.12.              USA PATRIOT Act.  The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account.  The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order to satisfy the requirements of the USA PATRIOT Act.

SECTION 13.13.              No Recourse Against Others.  No director, officer, employee, incorporator or shareholder of the Issuers or any of their Subsidiaries or Affiliates, as such (other than the Issuers and the Guarantors), shall have any liability for any obligations of the Issuers or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 13.14.              Successors.  All agreements of the Issuers and each Guarantor in this Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.15.              Multiple Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 13.16.              [Reserved].

SECTION 13.17.              Table of Contents; Headings.  The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.18.              Force Majeure.  In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 13.19.              Severability.  In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.20.              Agent for Service of Process.  Each of the Issuers and the Guarantors appoints Corporation Service Company, located at 1180 Avenue of the Americas, Suite 210, New York, New York as its authorized agent upon which service of process may be served in any action or proceeding brought in the courts of the State of New York and the United States District Court for the Southern District of New York, in each case, sitting in the Borough of Manhattan, The City of New York, New York, in connection with this Indenture, the Notes or the Note Guarantees.

SECTION 13.21.              Waiver of Immunities.  To the extent that the Issuers may in any jurisdiction claim for themselves or their assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with and as set out in this Indenture and the Notes and to the extent that in any jurisdiction there may be immunity attributed to the Issuers or the Issuers’ assets, whether or not claimed, the Issuers hereby irrevocably agree for the benefit of the  Holders not to claim, and irrevocably waive, the immunity to the full extent permitted by law.

SECTION 13.22.     Currency Indemnity.

The sole currency of account and payment for all sums payable by the Issuers under this Indenture is U.S. Dollars. Any amount received or recovered in a currency other than U.S. Dollars (whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuers, any Subsidiary or otherwise) by the Holder in respect of any sum expressed to be due to it from the Issuers will constitute a discharge of the Issuers only to the extent of the U.S. Dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do so). If that U.S. Dollar amount is less than the U.S. Dollar amount expressed to be due to the recipient under any Note, the Issuers will indemnify the recipient against any loss sustained by it as a result. In any event the Issuers will indemnify the recipient against the cost of making any such purchase.

For the purposes of this indemnity, it will be sufficient for the Holder to certify that it would have suffered a loss had an actual purchase of U.S. Dollar amount been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. Dollar amount on such date had not been practicable, on the first date on which it would have been practicable). These indemnities constitute a separate and independent obligation from the other obligations of the Issuers, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or any other judgment or order.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

Very truly yours,

TRINSEO MATERIALS OPERATING S.C.A., acting by its general partner, Trinseo Materials S.á r.l., a Luxembourg private limited liability company (société à responsabilité limitée) having its registered office at 46A, avenue John F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (R.C.S Luxembourg) under number B162639, itself represented by:

By:	/s/ Cristina Capacchietti
	Name:	Cristina Capacchietti
	Title:	Manager

[Signature Page to Indenture]

TRINSEO MATERIALS FINANCE, INC.

By:	/s/ Barry J. Niziolek
	Name:	Barry John Niziolek
	Title:	Executive Vice President & Chief Financial Officer

[Signature Page to Indenture]

TRINSEO (HONG KONG) LIMITED, as a Guarantor

SEALED with the COMMON SEAL of TRINSEO (HONG KONG) LIMITED and SIGNED by a Director

/s/ Leong Chin Bown
[Signature of Director]
Leong Chin Bown

In the presence of:

/s/ Alice Chong
[Signature of Witness]

Name of Witness: Alice Chong
Address of Witness:	Suite 3401-3, 34/F Central Plaza,
18 Harbour Rd.
Wanchai, Hong Kong
Occupation of Witness: Administrative Specialist

[Signature Page to Indenture]

TRINSEO DEUTSCHLAND GMBH, as Guarantor

By:	/s/ Ralf Irmert
	Name:	Ralf Irmert
	Title:	Managing Director

[Signature Page to Indenture]

TRINSEO DEUTSCHLAND ANLAGENGESSELLSCHAFT MBH, as Guarantor

By:	/s/ Walter Bosschieter
	Name:	Walter Bosschieter
	Title:	Managing Director

[Signature Page to Indenture]

Given under the common seal of
TRINSEO FINANCE IRELAND UNLIMITED COMPANY, as Guarantor and delivered as a DEED

/s/ Walter Bosschieter
Walter Bosschieter
Director

/s/ Geraldine Lillis
Geraldine Lillis
Director

[Signature Page to Indenture]

TRINSEO FINANCE LUXEMBOURG S.À R.L., as Guarantor

Société à responsabilité limitée
46A, avenue John F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg
R.C.S. Luxembourg: B151012

By:	/s/ David Stasse
	Name:	David Stasse
	Title:	Manager

By:	/s/ Cristina Capacchietti
	Name:	Cristina Capacchietti
	Title:	Manager

[Signature Page to Indenture]

TRINSEO HOLDING B.V., as Guarantor

/s/ Walter Bosschieter
By:	Walter Bosschieter
Title:	Director

[Signature Page to Indenture]

TRINSEO NETHERLANDS B.V., as Guarantor

/s/ Walter Bosschieter
By:	Walter Bosschieter
Title:	Director

[Signature Page to Indenture]

Executed and Delivered as a Deed for and on behalf of TRINSEO HOLDINGS ASIA PTE. LTD.

By Cai Dongyu, as director and	/s/ Cai Dongyu
Director

Xu Chenbin, as director	/s/ Xu Chenbin
Director

In the presence of:

Doris Tong Boon Khim	/s/ Doris Tong Boon Khim
Name:	Signature of Witness

[Signature Page to Indenture]

TRINSEO EUROPE GMBH, as Guarantor

By:	/s/ Dr. Isabel Charlotte Alexandra Hacker
Name:	Dr. Isabel Charlotte Alexandra Hacker
Title:	Director

[Signature Page to Indenture]

TRINSEO EXPORT GMBH, as Guarantor

By:	/s/ Dr. Isabel Charlotte Alexandra Hacker
Name:	Dr. Isabel Charlotte Alexandra Hacker
Title:	Director

[Signature Page to Indenture]

TRINSEO US HOLDING, INC., as Guarantor

By:	/s/ Barry J. Niziolek
Name:	Barry John Niziolek
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Indenture]

TRINSEO LLC, as Guarantor

By:	/s/ Barry J. Niziolek
Name:	Barry John Niziolek
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Efren Almazan
	Name:	Efren Almazan
	Title:	Vice President

SCHEDULE I

Limitation for Swiss Guarantors.

(a)                                 To the extent that (i) a Guaranteeing Subsidiary which is incorporated under the laws of Switzerland (the “Swiss Guarantor”) becomes, under Article X of the Indenture or under any other provision of any Note Document or the Purchase Agreement (together the “Transaction Document”), liable for Guaranteed Obligations of its Affiliates (other than those of its direct or indirect wholly owned Subsidiaries) or otherwise obliged to grant economic benefits to its Affiliates (other than its direct or indirect wholly owned Subsidiaries), including, for the avoidance of doubt, any joint liability and/or restrictions of the Swiss Guarantor’s rights of set-off and/or subrogation or its duties to subordinate or waive claims and (ii) complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by the Swiss Guarantor or would otherwise be restricted under Swiss corporate law then applicable (the “Restricted Obligations”), the aggregate liability of the Swiss Guarantor for Restricted Obligations shall be limited to the amount available for distribution as dividends to the shareholders of the Swiss Guarantor at the time the Swiss Guarantor is required to perform under any Transaction Document, provided that this is a requirement under applicable Swiss law at that time and further provided that such limitation shall not discharge the Swiss Guarantor from its obligations in excess thereof, but merely postpone the performance date therefore until such times as performance is again permitted notwithstanding such limitation. Any and all indemnities and guarantees contained in the Transaction Documents shall be construed in a manner consistent with the provisos herein contained.

(b)                                 In respect of Restricted Obligations, the Swiss Guarantor shall:

(1)                                 if and to the extent required by applicable law in force at the relevant time use its best efforts to mitigate to the extent possible any obligation with respect to withholding tax in accordance with the Federal Act on Anticipatory Tax of 13 October 1965, as amended (Bundesgesetz über die Verrechnungssteuer) (“Swiss Withholding Tax”) to be levied on the Restricted Obligations (and cause its parent and other relevant Affiliates to fully cooperate in any mitigating efforts), in particular through the notification procedure, and promptly notify the Trustee thereof or, if such a notification procedure is not applicable:

(A)                               deduct Swiss Withholding Tax at the rate of 35 per cent. (or such other rate as in force from time to time pursuant to, in particular, any applicable double taxation treaty) from any payment made by it in respect of Restricted Obligations;

(B)                               pay any such deduction to the Swiss Federal Tax Administration; and

(C)                               notify (and the Issuers shall ensure that the Swiss Guarantor will notify) the Trustee that such a deduction has been made and provide the Trustee with evidence that such a deduction has been paid to the Swiss Federal Tax Administration; and

(2)                                 to the extent such a deduction is made, not be obliged to pay Additional Amounts in relation to any such payment made by it in respect of Restricted Obligations unless such payment is permitted under the laws of Switzerland then in force (it being understood that this shall not in any way limit any obligations of any other Guarantor or the Issuers under any Transaction Document to indemnify the Holders of the Notes and the Trustee in respect of the deduction of the Swiss Withholding Tax). The Swiss Guarantor shall use its commercially reasonable efforts to ensure that any Person which is, as a result of a deduction of Swiss Withholding Tax, entitled to a full or partial refund of the Swiss Withholding Tax, will, as soon as possible after the deduction of the Swiss Withholding Tax, (i) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) promptly upon receipt, pay to the Trustee (or to any such other Person as directed by the Trustee) any amount so refunded for application as a further payment of the Swiss Guarantor under and pursuant to the relevant Transaction Document.

(c)                                  If and to the extent requested by the Trustee and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Holders of the Notes and the Trustee to obtain a maximum benefit under Article X of the Indenture, the Swiss Guarantor shall, and any parent company of the Swiss Guarantor being a party to the Indenture shall procure that the Swiss Guarantor will, promptly implement all such measures and/or promptly procure the fulfillment of all prerequisites allowing it to promptly make the (requested) payment(s) hereunder from time to time, including the following:

(1)                                 preparation of an up-to-date audited balance sheet of the Swiss Guarantor;

(2)                                 confirmation of the auditors of the Swiss Guarantor that the relevant amount represents (the maximum of) freely distributable profits and;

(3)                                 conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(4)                                 revaluation of hidden reserves (to the extent permitted by mandatory Swiss law);

(5)                                 approval by a shareholders’ meeting of the Swiss Guarantor of the (resulting) profit distribution; and

(6)                                 all such other measures necessary or useful to allow the Swiss Guarantor to make the payments agreed hereunder with a minimum of limitations.

Limitation for German Guarantors

(a)                                 Definition. “Net Assets” means net assets of the relevant German Guarantor calculated (on the date on which the relevant German Guarantor becomes a party to this Indenture) in accordance with the principle of orderly bookkeeping (Grundsätze ordnungsmäßiger Buchführung) applying the same accounting principles (Bilanzierungsgrundsätze) which have been consistently applied by the relevant German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss) (Section 42 GmbHG, Sections 242, 264 German Commercial Code (Handelsgesetzbuch)) in the previous years , save that the following balance sheet items shall be adjusted as follows: (i) as far as the registered share capital was not paid in full, the amount not paid in shall be deducted from the amount of the registered share capital of that German Guarantor; (ii) loans provided to the relevant German Guarantor by a member of the Group shall be disregarded, if and to the extent that such loans were subordinated pursuant to Section 39 paragraph 1 Nr. 5 or Section 39 paragraph 2 of the German Insolvency Code (Insolvenzordnung) (or would be subordinated in case of insolvency) and (iii) financial liabilities incurred by that German Guarantor in breach  of the Loan Documents shall not be taken into account as liabilities.

(b)                                 Scope. This Schedule I shall only apply if and to the extent to the extent (i) a Guarantor incorporated under the laws of Germany as a German limited liability company (Gesellschaft mit beschränkter Haftung) (a “German Guarantor”) guarantees the indebtedness of its direct or indirect shareholder(s) or of a subsidiary of such shareholder; and (ii) the granting of the guarantee under Article X of the Indenture would result in a liability of the managing directors of the relevant German Guarantor for breach of Section 30 of the GmbHG on the date that German Guarantor became a party to this Indenture.

(c)                                  Exceptions. In any event, the restrictions set out in this Schedule I shall not apply to the extent: (i) the German Guarantor guarantees any indebtedness of any of its direct or indirect subsidiaries; (ii) the German Guarantor secures any indebtedness under any Note Document to the extent they are on-lent or otherwise (directly or indirectly) passed on to the relevant German Guarantor or its subsidiaries and such amount on-lent or otherwise passed on is not repaid or (ii) any of the exceptions set out in Section 30 para. 1 sentence 2 of the German Limited Liabilities Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) (the “GmbHG”) applies.

(d)                                 Capital Impairment.  The parties to this Indenture agree that if a German Guarantor is able to demonstrate that the granting of the guarantee in this Schedule I by it (the “German Guarantee”) had, on the date that such German Guarantor became a party to this Indenture, the effect of causing the amount of that German Guarantor’s Net Assets to fall below the amount of its registered share capital (Stammkapital) (or increase an existing shortage of its registered share capital) in violation of Section 30 GmbHG, (such event is hereinafter referred to as a “Capital Impairment”), then the Holders shall demand payment under the German Guarantee from such German Guarantor only to the extent such Capital Impairment would not have occurred.

(e)                                  Management Notification and Auditors’ Determination.

(i)                  The relevant German Guarantor will notify the Trustee in writing in reasonable detail within fifteen (15) business days after the Trustee notified that guarantee in Article X of the Indenture of its intention to demand payment under the guarantee in Article X of the Indenture whether and to what extent a Capital Impairment occurred on the date of the entry into this Indenture (the “Management Notification”). Demanding payment under the guarantee in Article X of the Indenture from such German Guarantor up to the amount which, according to the Management Notification, did not result in a Capital Impairment is permitted without limitation.

(ii)               The relevant German Guarantor will provide an auditors’ determination a firm of recognized auditors (the “Auditors”) within thirty (30) business days from the date on which the Trustee received the Management Notification (the “Auditors’ Determination”). Such Auditors’ Determination shall set out:

(A) the amount of Net Assets of that German Guarantor taking into account the relevant adjustments, and

(B) the extent of the Capital Impairment.

Demanding payment under the German Guarantee from such German Guarantor up to the amount which, according to the Auditors’ Determination, did not result in a Capital Impairment is permitted without limitation. The results of the Auditors’ Determination are, save for manifest errors, binding on all parties.

(iii)            If the relevant German Guarantor does not provide the Management Notification or the Auditors’ Determination within the time frame set out above, demanding payment under the German Guarantee shall not be limited by this Schedule I. In particular neither the Trustee nor any Holder shall be obliged to make available to that German Guarantor any proceeds realized.

(f)                                   No Waiver.  This Schedule I shall not affect the enforceability (other than as specifically set out herein), legality or validity of a German Guarantee and each Holder is entitled to claim in court that the granting of and/or making payments under a German Guarantee by the relevant German Guarantor does not fall within the scope of Section 30 of the GmbHG. The Holders’ rights to any remedies they may have against the relevant German Guarantor shall not be limited if it is finally ascertained in court that Section 30 of the GmbHG did not apply. The agreement of the Holders to abstain from demanding any or part of the payment under a German Guarantee in accordance with the provisions above shall not constitute a waiver (Verzicht) of any right granted under this Indenture or any other Note Document to the Trustee or any Holder.

(g)                                  GmbH & Co KG.  In the case of a limited partnership with a limited liability company as its general partner (GmbH & Co. KG) the provisions under this Schedule I shall apply mutatis mutandis and all references to Capital Impairment and Net Assets shall be construed as a reference to capital impairment and net assets of the general partner of such German Guarantor.

Limitation for Dutch Guarantors.

(a)                                 The obligations under Section 10 of any Guarantor incorporated in The Netherlands shall not include any obligation which if incurred would constitute the provision of unlawful financial assistance within the meaning of Section 2:98(c) of the Dutch Civil Code.

Limitation for Irish Guarantors.

(a)                                 The Guarantee does not apply, in respect of a Guarantor incorporated under the laws of Ireland, to any liability to the extent that it would result in the Guarantee constituting unlawful financial assistance within the meaning of section 82 of the Companies Act 2014 of Ireland.

Limitation for Luxembourg Guarantors.

(a)                                 Without limiting any specific exemptions set out below, no Guaranteed Obligations will extend to include any obligation or liability if to do so would be unlawful financial assistance in respect of the acquisition of shares in itself under Article 49-6 or would constitute a misuse of corporate assets (abus des biens sociaux) as defined at Article 171-1 of the Luxembourg Act on commercial companies of 10 August 1915, as amended.

(b)                                 Notwithstanding any other provision in this Indenture, the aggregate obligations and exposure of a Guarantor incorporated in Luxembourg (a “Luxembourg Guarantor”) in respect of its Guaranteed Obligations and any amounts guaranteed by it under the Credit Agreement shall not, at any time, exceed 95% of the greater of:

(1)                                 an amount equal to the sum of that Luxembourg Guarantor’s net assets (capitaux propres) and its subordinated debt (dettes subordonnées), as at the date of this Agreement, as shown in its most recently and duly approved financial statements (comptes annuels); and

(2)                                 an amount equal to the sum of that Luxembourg Guarantor’s net assets (capitaux propres) and its subordinated debt (dettes subordonnées), existing as at the first date upon which the Trustee makes written demand upon the Luxembourg Guarantor to make payment in respect of any Guaranteed Obligations., as shown in its most recently and duly approved financial statements (comptes annuels).

For this purpose “net assets (capitaux propres)” will be determined in accordance with Annex I to the grand-ducal regulation dated 18 December 2015 defining the form and content of the presentation of balance sheet and profit and loss account, and enforcing of the Luxembourg Act of 19 December 2002 on the Register of Commerce and Companies, on accounting and on annual accounts of the companies.

(c)                                  The limit in paragraph (b) above will not apply to any Guaranteed Obligations in respect of any amounts made available or lent under this Agreement, in any form whatsoever, to the direct or indirect subsidiaries of that Luxembourg Guarantor or any other liabilities of the Subsidiaries of the Luxembourg Guarantor’s under the Indenture.

Limitation for Hong Kong Guarantors

(a)                                 The Guarantee of any Guarantor which is incorporated under Hong Kong law shall not include any obligation which if incurred or made would constitute the provision of unlawful financial assistance including within the meaning of Section 275 of the Companies Ordinance (Cap. 622) of Hong Kong until and unless any requirements of the Companies Ordinance (Cap. 622) of Hong Kong have been complied with in relation to the provision of financial assistance constituted by the Guarantee with respect to such Guarantor.

Limitation for Singapore Guarantors

(a)                                 The Guarantee shall not apply to any liability to the extent that it would result in the Guarantee constituting unlawful financial assistance, in respect of a Guarantor incorporated under the laws of Singapore, under section 76 of the Companies Act (Chapter 50 of Singapore) (as may be amended and/or re-enacted from time to time).

EXHIBIT A

[FORM OF FACE OF GLOBAL RESTRICTED NOTE]

[Applicable Restricted Notes Legend]
[Depository Legend, if applicable]
[OID Legend, if applicable]
[Temporary Regulation S Legend, if applicable]

No. [ ]	Principal Amount $[ ] [as revised by the Schedule of Increases or Decreases in Global Notes attached hereto](1)
CUSIP NO.
ISIN NO.

TRINSEO MATERIALS OPERATING S.C.A
TRINSEO MATERIALS FINANCE, INC.

5.375% Senior Notes due 2025

Trinseo Materials Operating S.C.A., a partnership limited by shares (société en commandite par actions) organized and existing under the laws of the Grand Duchy of Luxembourg, with registered office at 46A, avenue John F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 153586 and Trinseo Materials Finance, Inc., a Delaware corporation (together, the “Issuers”), promise to pay to [Cede & Co.](2), or its registered assigns, the principal sum of                 Dollars, [as revised by the Schedule of Increases or Decreases in Global Notes attached hereto],(3) on September 1, 2025.

Interest Payment Dates:  May 3 and November 3, commencing on May 3, 2018

Record Dates:  April 18 and October 19

Additional provisions of this Note are set forth on the other side of this Note.

(1)                       Insert in Global Notes only.

(2)                       Insert applicable text in Global Notes only.

(3)                       Insert in Global Notes only.

IN WITNESS WHEREOF, the Issuers have caused this instrument to be duly executed.

TRINSEO MATERIALS OPERATING S.C.A., acting through its general partner Trinseo Materials S.à r.l.

By:
Name:
Title:

TRINSEO MATERIALS FINANCE, INC.

By:
Name:
Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the Notes referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

Dated:

[FORM OF REVERSE SIDE OF NOTE]
TRINSEO MATERIALS OPERATING S.C.A.
TRINSEO MATERIALS FINANCE, INC.
5.375% SENIOR NOTES DUE 2025

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.                                      Interest

Trinseo Materials Operating S.C.A., a partnership limited by shares (société en commandite par actions) organized and existing under the laws of the Grand Duchy of Luxembourg, with registered office at 46A, avenue John F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 153586 and Trinseo Materials Finance, Inc., a Delaware corporation (such companies, and their successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuers”), promise to pay interest on the principal amount of this Note at 5.375% per annum from August 29, 2017 until maturity.  The Issuers will pay interest semi-annually in arrears every May 3 and November 3 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be May 3, 2018.  The Issuers shall pay interest on overdue principal at the rate specified herein, and they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.  Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.                                      Method of Payment

By no later than 10:00 a.m. (New York City time) on the Business Day on which any principal of, premium, if any, interest, if any, on any Note is due and payable, the Issuers shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium and interest when due.  Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding April 18 and October 19 at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.3 of the Indenture.  The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent or Registrar designated by the Issuers maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuers as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph.  Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository.  Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 in aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).  If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

3.                                      Paying Agent and Registrar

The Issuers initially appoint The Bank of New York Mellon as Paying Agent, Registrar and Transfer Agent. The Issuers may change a Paying Agent, registrar or transfer agent without prior notice to the Holders.  Either Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4.                                      Indenture

The Issuers issued the Notes under an Indenture dated as of August 29, 2017 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuers, the Guarantors from time to time party thereto and the Trustee.    The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the Act for a statement of those terms.

The Notes are senior obligations of the Issuers.  The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited.  This Note is one of the 5.375% Senior Notes due 2025 referred to in the Indenture.  The Notes include (a) $500.0 million aggregate principal amount of 5.375% Senior Notes due 2025, issued on the date hereof (the “Initial Notes”) and (b) if and when issued, additional Notes that may be issued from time to time under the Indenture subsequent to August 29, 2017 (the “Additional Notes”) as provided in Section 2.1(a) of the Indenture.  The Notes and any Additional Notes shall be considered collectively as a single class for all purposes of the Indenture.

5.                                      Guarantees

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Issuers under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors will unconditionally Guarantee (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a senior basis pursuant to the terms of the Indenture.

6.                                      Redemption

(a)                                 At any time prior to September 1, 2020, the Issuers may redeem the Notes in whole or in part, at their option, at a redemption price equal to 100.000% of the principal amount of such Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but not including, the redemption date.

(b)                                 At any time and from time to time on or after September 1, 2020, the Issuers may redeem the Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on September 1 of the year indicated below:

12-Month Period Commencing September 1 in year	Percentage
2020	102.688%
2021	101.792%
2022	100.896%
2023 and thereafter	100.000%

(c)                                  At any time and from time to time prior to September 1, 2020, the Issuers may on one or more occasions redeem the Notes in an aggregate principal amount (the “Equity Offering Redemption Amount”) not to exceed an amount equal to the aggregate net cash proceeds from one or more Equity Offerings at a redemption price equal to 105.375%, plus accrued and unpaid interest to, but not including, the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including any applicable Additional Notes issued after the Issue Date); provided that:

(1)                                 In each case the redemption takes place no more than 180 days after the closing of the related Equity Offering,

(2)                                 not less than 50% of the original aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately thereafter (excluding Notes held by the Company, the Issuers or any of the Restricted Subsidiaries), and

(3)                                 an amount equal to or exceeding the applicable Equity Offering Redemption Amount shall be received by, or contributed to the capital (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of, the Company or any Restricted Subsidiary.

(d)                                 Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e)                                  Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Sections 5.1 through 5.6 of the Indenture.

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.                                      Repurchase Provisions

If a Change of Control occurs after the Issue Date, each Holder will have the right to require the Issuers to repurchase from each Holder (all or any part equal to $2,000 or whole multiples of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and, if any, to but excluding the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date as provided in, and subject to the terms of, the Indenture.

Upon certain Asset Dispositions, the Issuers may be required to use the Excess Proceeds from such Asset Dispositions to offer to purchase the maximum aggregate principal amount of Notes ($2,000 or whole multiples of $1,000 in excess thereof) and, at the Issuers’ option, Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 3.5 and in Article V of the Indenture.

8.                                      Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.  A Holder may transfer or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

9.                                      Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

10.                               Unclaimed Money

If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuers at their written request unless an abandoned property law designates another Person to receive such money.  After any such payment, Holders entitled to the money must look only to the Issuers and not to the Trustee for payment as general creditors unless an abandoned property law designates another person for payment.

11.                               Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuers at any time may terminate some or all of their obligations under the Notes and the Indenture if the Issuers deposit with the Trustee cash in Dollars or U.S. Government Obligations for the payment of principal, premium, if any, interest and, if any on the Notes to redemption or maturity, as the case may be.

12.                               Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Indenture and the Notes may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes.  Without notice to or the consent of any Holder, the Issuers, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes as provided in the Indenture.

13.                               Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of an Issuer or certain Guarantors) occurs and is continuing, the Trustee by notice to the Issuers, or the Holders of at least 30% in principal amount of the outstanding Notes by notice to the Issuers and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest and any other monetary obligations on all the Notes to be due and payable immediately.  Upon the effectiveness of such declaration, such principal, premium and interest and other monetary obligations will be due and payable immediately.  If a bankruptcy, insolvency or reorganization of an Issuer or certain Guarantors occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.  Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

14.                               Trustee Dealings with the Issuers

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers, Guarantors or their Affiliates with the same rights it would have if it were not Trustee.  In addition, the Trustee shall be permitted to engage in transactions with the Issuers and their Affiliates and Subsidiaries; provided, however, that if the Trustee acquires any conflicting interest within the meaning of Section 310(b) of the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest or (ii) resign.

15.                               No Recourse Against Others

No director, officer, employee, incorporator or shareholder of the Issuers or any of their Subsidiaries or Affiliates, as such (other than the Issuers and the Guarantors), shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder by accepting a note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

16.                               Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

17.                               Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

18.                               CUSIP and ISIN Numbers

The Issuers have caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and have directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

19.                               Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  THE APPLICATION OF THE PROVISIONS SET OUT IN ARTICLES 84 TO 94-8 OF THE LUXEMBOURG COMPANIES ACT IS EXCLUDED. THE PROVISIONS UNDER SECTION 13.10 OF THE INDENTURE IN RESPECT OF SUBMISSION TO JURISDICTION SHALL APPLY TO THIS NOTE.

The Issuers will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture.  Requests may be made to:

Trinseo LLC
Attention:  Chief Legal Officer
1000 Chesterbrook Boulevard
Suite 300
Berwyn, Pennsylvania 19312

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or tax I.D. no.)

and irrevocably appoint agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Issuers and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Issuers.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuers or any Affiliate of the Issuers, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1) ☐ acquired for the undersigned’s own account, without transfer; or

(2) ☐ transferred to the Issuers; or

(3) ☐ transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4) ☐ transferred pursuant to an effective registration statement under the Securities Act; or

(5) ☐ transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6) ☐

transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an “accredited investor” (as defined in Rule 501(a)(4) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.8 or 2.10 of the Indenture, respectively); or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuers may require, prior to registering any such transfer of the Notes, in their sole discretion, such legal opinions, certifications and other information as the Issuers may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuers pursuant to Section 3.5 or 3.9 of the Indenture, check either box:

Section 3.5 ☐                     Section 3.9 ☐

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 3.5 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 and in integral multiples of $1,000 in excess thereof):  $                                     and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased):                   .

Date: Your Signature
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE TO ADD GUARANTORS

SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [       ], 20[  ], by and among the parties that are signatories hereto as Guarantors (the “Guaranteeing Subsidiary”), Trinseo Materials Operating S.C.A, a company (société en commandite par actions) organized and existing under the laws of the Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 153586 (the “Company”), Trinseo Materials Finance, Inc., a Delaware corporation (“Trinseo Finance” and, together with the Company, the “Issuers”), the other Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Issuers, the Guarantors and the Trustee have heretofore executed and delivered an indenture dated as of August 29, 2017 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of $300.0 million aggregate principal amount of 5.375% Senior Notes due 2025, issued on the date hereof (the “Initial Notes”) (the Initial Notes and any Additional Notes are collectively referred to as the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture to which the Guaranteeing Subsidiary shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Issuers’ obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuers, any Guarantor and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Issuers, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.                  Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1.                  Agreement to Be Bound.  [Subject to Section 2.3, the] [The] Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2.                  Guarantee.  [Subject to Section 2.3, the] [The] Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis.

ARTICLE III

MISCELLANEOUS

SECTION 3.1.                  Notices.  All notices and other communications to the Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Issuers as provided in the Indenture for notices to the Issuers.

SECTION 3.2.                  Merger and Consolidation.  The Guaranteeing Subsidiary shall not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than an Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1(f) of the Indenture.

SECTION 3.3.                  Release of Guarantee.  This Guarantee shall be released in accordance with Section 10.2 of the Indenture.

SECTION 3.4.                  Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.5.                  Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  THE APPLICATION OF THE PROVISIONS SET OUT IN ARTICLES 84 TO 94-8 OF THE LUXEMBOURG COMPANIES ACT IS EXCLUDED. THE PROVISIONS UNDER SECTION 13.10 OF THE INDENTURE IN RESPECT OF SUBMISSION TO JURISDICTION SHALL APPLY TO THIS SUPPLEMENTAL INDENTURE.

SECTION 3.6.                  Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.7.                  Benefits Acknowledged.  The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture.  The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

SECTION 3.8.                  Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.9.                  The Trustee.  The Trustee makes no representation or warranty as to the validity, adequacy or sufficiency of this Supplemental Indenture or with respect to the recitals or statements contained herein, all of which recitals are made solely by the other parties hereto, and the Trustee assumes no responsibility for their correctness.

SECTION 3.10.           Counterparts.  The parties hereto may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.11.           Execution and Delivery.  The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

SECTION 3.12.           Headings.  The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

TRINSEO MATERIALS OPERATING S.C.A., acting through its general partner Trinseo Materials S.à r.l.

By:
Name:
Title:

TRINSEO MATERIALS FINANCE, INC.

By:
Name:
Title:

[SUBSIDIARY GUARANTOR],
as a Guarantor

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title: